UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Rule 14a-101)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
IKON Office Solutions, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common stock, without par value, of IKON Office Solutions, Inc. (the “common stock”)

(2)	Aggregate number of securities to which transaction applies:
94,327,486 shares of common stock (representing the number of shares of common stock outstanding on August 31, 2008); 7,608,907 shares of common stock issuable pursuant to the terms of IKON’s outstanding stock options; 1,424,504 shares of common stock subject to restricted stock unit awards; 342,675 shares of common stock subject to deferred stock unit awards; and 460,727 shares of common stock issuable pursuant to the terms of IKON’s Executive Deferred Compensation Plan.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The maximum aggregate value was determined based on the sum of: (A) 94,327,486 shares of common stock (representing the number of shares of common stock outstanding on August 31, 2008) multiplied by $17.25; (B) 7,608,907 shares of common stock issuable pursuant to the terms of IKON’s outstanding stock options multiplied by $6.0271 (representing $17.25 minus the weighted average exercise price for the outstanding stock options); (C) 1,424,504 shares of common stock subject to restricted stock unit awards multiplied by $17.25; (D) 342,675 shares of common stock subject to deferred stock unit awards multiplied by $17.25; and (E) 460,727 shares of common stock issuable pursuant to the terms of IKON’s Executive Deferred Compensation Plan multiplied by $17.25. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the fee was determined by multiplying $0.0000393 by the aggregate value calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $1,711,440,155.38

(5)	Total fee paid: $67,259.60
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Shareholder:

The Board of Directors of IKON Office Solutions, Inc. has unanimously approved a merger agreement between IKON and Ricoh Company, Ltd. providing for the merger of IKON with Keystone Acquisitions, Inc., a newly formed subsidiary of Ricoh. If the merger is completed, you will receive $17.25 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own, and IKON will become wholly owned by Ricoh.

You will be asked, at a special meeting of IKON’s shareholders, to consider and vote on a proposal to adopt the merger agreement. After careful consideration, our Board of Directors approved the merger agreement and the merger and unanimously declared that the merger agreement and the merger are advisable and in the best interests of IKON and our shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. A copy of the merger agreement is attached as Annex A to this proxy statement. I encourage you to read the entire proxy statement carefully. You may also obtain additional information regarding IKON from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting of shareholders vote “FOR” the adoption of the merger agreement. If you do not vote, or if you abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement because it is one fewer vote for approval.

You may vote in person at the meeting or by proxy. Instructions for voting by mail, internet, and telephone are on your proxy card. We recommend that you vote by proxy even if you plan to attend the meeting. If you hold shares through a broker or other nominee, you should follow the instructions provided by your broker or nominee.

Thank you in advance for your cooperation and continued support.

Matthew J. Espe
Chairman and Chief Executive Officer

Malvern, Pennsylvania
[  •  ], 2008

This proxy statement is dated [  •  ], 2008 and is being mailed to shareholders beginning [  •  ], 2008.

Notice of Special Meeting of Shareholders

[  •  ], 2008

Dear Shareholder:

You are invited to attend a special meeting of shareholders of IKON. The meeting will be held at our offices at 70 Valley Stream Parkway, Malvern, Pennsylvania on [  •  ], 2008 at [  •  ]. The purpose of the meeting is:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 27, 2008, among IKON, Ricoh Company, Ltd. and Keystone Acquisition, Inc., a newly formed subsidiary of Ricoh.

2.	To conduct other business if properly raised at the meeting.

Only shareholders of record at the close of business on [  •  ], 2008, the record date for the special meeting, are entitled to vote on these matters. All shareholders who are entitled to vote are urged to do so at the meeting or by proxy.

In order to attend the meeting, you must present an admission ticket or provide separate verification of share ownership. Even if you expect to attend the meeting in person, it is recommended that you vote by proxy by signing and returning the accompanying proxy card in the enclosed postage-prepaid envelope. You may also vote your shares by telephone or through the internet by following the instructions set forth on the proxy card. If you later decide that you would like to vote in person at the meeting, or for any other reason you desire to revoke your proxy, you can revoke your proxy at any time before the voting occurs at the meeting.

Matthew J. Espe
Chairman and Chief Executive Officer

Malvern, Pennsylvania
[  •  ], 2008

This proxy statement is available at www.ikon.com by clicking on “Investor Relations” and then clicking on “Special Meeting of Shareholders”.

IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, Pennsylvania 19355

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by IKON Office Solutions, Inc. (“IKON” or the “Company” or “we” or “us”), on behalf of our Board of Directors, to be used at a special meeting of shareholders, which will be held on [ • ], 2008 at [ • ] at our offices at 70 Valley Stream Parkway, Malvern, Pennsylvania. The purpose of the special meeting is for our shareholders to consider and vote upon the adoption of the merger agreement between IKON and Ricoh providing for the merger of IKON with a newly formed subsidiary of Ricoh. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the accompanying proxy card are being mailed to shareholders beginning [ • ], 2008.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary.

Parties to the Merger

IKON Office Solutions, Inc.

IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers and document management software and systems, to deliver tailored, high-value solutions implemented and supported by its global services organization — IKON Enterprise Services. With fiscal year 2007 revenue of $4.2 billion, IKON has approximately 24,000 employees in over 400 locations throughout North America and Western Europe.

IKON is incorporated in the State of Ohio with its principal executive offices at 70 Valley Stream Parkway, Malvern, Pennsylvania 19355. Its telephone number is 1-610-296-8000.

Sometimes in this proxy statement, we use the term “Surviving Corporation” to refer to IKON after the consummation of the merger, when it will be a wholly owned subsidiary of Ricoh.

Ricoh Company, Ltd. (“Ricoh”)

A global leader in digital office solutions, Ricoh (www.ricoh.com) creates new value at the interface of people and information, offering a broad range of digital, networked products, including MFPs, printers, fax machines, semiconductor-related products and digital cameras. With 83,400 employees worldwide, and $22 billion in revenue, Ricoh is also one of the world’s leading environmentalist companies, committed to sustainable business everywhere.

Ricoh is incorporated in Japan with its principal executive offices at 13-1, Ginza 8-chome, Chuo-ku, Tokyo, Japan 104-8222. Its telephone number is +81-3-6278-2111.

Keystone Acquisition, Inc. (“Sub”)

Sub is an Ohio corporation and an indirect wholly owned subsidiary of Ricoh. Sub was formed at the direction of Ricoh in anticipation of the merger. Subject to the terms of the merger agreement and in accordance with Ohio law, at the effective time of the merger, Sub will merge with and into IKON and cease to exist, with IKON continuing as the Surviving Corporation and as a subsidiary of Ricoh. Sub has de minimis assets and no operations.

The principal executive offices of Sub are located at 41 South High St., Suite 2800, Columbus, Ohio 43215 and its telephone number is 1-614-227-2136.

The Merger

Consideration to be Received by IKON’s Shareholders (page 33)

At the completion of the merger, each issued share of our common stock not owned by IKON, Ricoh or Sub, or held by shareholders who have properly demanded and perfected their appraisal rights in accordance with Ohio law, will be converted into the right to receive $17.25 in cash, without interest and less applicable withholding taxes.

When the Merger Will be Completed (page 43)

We are working to complete the merger as soon as possible. We anticipate completing the merger in the fourth quarter of calendar year 2008, subject to adoption of the merger agreement by our shareholders and the satisfaction of the other closing conditions.

Treatment of Stock Options, Restricted Stock and Other Equity-Based and Long-Term Incentive Awards (page 33)

Upon the consummation of the merger, each outstanding, unexercised stock option will be converted into the right to receive an amount in cash equal to the number of shares of IKON’s common stock subject to such option multiplied by the “spread” value of such option (i.e., the per share merger consideration minus the applicable exercise price). The restrictions on each outstanding “restricted” share of IKON common stock will lapse upon consummation of the merger, and each such share will be converted into the right to receive the merger consideration. Each outstanding performance unit award will be converted into the right to receive cash equal to the target number of units subject to such performance unit award. Each outstanding restricted stock unit and deferred stock unit will be converted into the right to receive the merger consideration. Each stock equivalent issued under IKON’s deferred compensation plans will be converted into the right to receive the merger consideration.

Recommendation of Our Board of Directors (page 15)

After evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, our Board of Directors unanimously approved the merger agreement and the merger and unanimously declared that the merger agreement and the merger are advisable and in the best interests of IKON and our shareholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Opinion of IKON’s Financial Advisor (page 16)

Our independent financial advisor, Goldman, Sachs & Co., which we refer to as Goldman Sachs, delivered its opinion to IKON’s Board of Directors that, as of August 27, 2008 and based upon and subject to the factors and assumptions set forth therein, the $17.25 per share in cash to be paid to holders of IKON common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 27, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of IKON’s Board of Directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of IKON’s common stock should vote with respect to the transaction or any other matter.

Security Ownership of Directors and Executive Officers (page 49)

As of the record date for the special meeting, the directors and executive officers of IKON beneficially owned, in the aggregate, [ • ] shares of our common stock, or approximately [ • ]% of the outstanding shares of our common stock. The directors and executive officers have informed us that they intend to vote all of their shares of IKON common stock “FOR” the adoption of the merger agreement.

Interests of Our Directors and Executive Officers in the Merger (page 21)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors and executive officers will receive cash consideration in connection with the merger because of the treatment of equity-based compensation and other long-term incentive arrangements;

•	the merger agreement requires that Ricoh or the Surviving Corporation maintain or provide substantially comparable compensation and benefits for a period of one year after the consummation of the merger;

•	under the merger agreement, the Surviving Corporation is required to honor and continue certain employment, severance, retention and termination policies and arrangements and cash incentive compensation plans, including all sales commission plans;

•	the merger agreement provides for indemnification and liability insurance arrangements for each of our current and former directors and officers;

•	certain of our executive officers have entered into retention agreements that provide for bonus payments during a retention period following the merger; and

•	upon completion of the merger, the accrued benefits of certain of our executive officers under our Executive Deferred Compensation Plan will vest and become immediately due and payable to them.

Our Board of Directors was aware of these interests and considered them, among other matters, in making its determinations.

Material United States Federal Income Tax Consequences of the Transaction (page 29)

For U.S. federal income tax purposes, the merger will be treated as a sale of the shares of our common stock for cash by each of our shareholders. As a result, in general, each shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such shareholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the shareholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the time of the merger. Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Market Price of Our Stock (page 48)

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “IKN”. The closing sale price of our common stock on the NYSE on August 26, 2008, which was the last trading day before we announced the merger, was $15.56. The $17.25 per share to be paid for each share of our common stock in the merger represents a premium of 11% to the closing price of our common stock on August 26, 2008, and a premium of 33% to the average closing price for the 60 trading days ended August 26, 2008.

On [ • ], the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $[ • ]. Shareholders are encouraged to obtain current market quotations for our common stock.

Procedure for Receiving Merger Consideration (page 34)

As soon as reasonably practicable after the consummation of the merger, a paying agent engaged by Ricoh, or an affiliate of Ricoh, will mail a letter of transmittal and instructions to you and our other shareholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Dissenting Shareholders’ Rights (page 46)

Pursuant to Section 1701.84 of the Ohio Revised Code, all of IKON’s shareholders entitled to vote on the adoption of the merger agreement may exercise dissenters’ rights with respect to the merger. Each shareholder who does not vote in favor of adoption of the merger agreement and who complies with all of the requirements of Section 1701.85 of the Ohio Revised Code will be entitled to relief upon perfecting their right of appraisal.

The Merger Agreement

No Solicitation of Transactions (page 39)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving IKON. In this proxy statement, we sometimes refer to these restrictions as the “non-solicitation provisions”. Notwithstanding the non-solicitation provisions, under certain limited circumstances required for our Board of Directors to comply with its fiduciary duties, our Board of Directors may respond to a bona fide written proposal for an alternative acquisition or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying to Ricoh a termination fee of $66.7 million. IKON may also be required to pay Ricoh’s expenses, up to a maximum of $16 million, if the merger agreement is terminated due to either a failure to obtain the required shareholder approval at the special meeting, or a breach of IKON’s non-solicitation provisions. Any such expenses actually paid by IKON would be credited against the termination fee if the termination fee were also payable.

Conditions to Closing (page 43)

Before we can complete the merger, a number of conditions must be satisfied. These include:

•	the adoption of the merger agreement by our shareholders;

•	the termination, waiver or expiration of the waiting periods (and any extension of those waiting periods) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Council Regulation (EC) No. 139/2004 of the European Community and the Competition Act (Canada). In Canada, the Commissioner of Competition, pursuant to the Competition Act (Canada), shall have issued either an advance ruling certificate or “no action” letter to Ricoh in respect of the merger, on terms and in a form reasonably satisfactory to Ricoh. See “The Merger — Regulatory Approvals” beginning on page 30;

•	the absence of governmental judgments or orders that have the effect of enjoining or otherwise prohibiting the consummation of the merger agreement;

•	the representations and warranties of each party being true and correct, subject to certain exceptions for materiality; and

•	the performance by each party in all material respects of its obligations under the merger agreement.

The Special Meeting

Place, Date and Time (page 9)

The special meeting will be held at our offices at 70 Valley Stream Parkway, Malvern, Pennsylvania on [ • ], 2008 at [ • ].

Purpose (page 9)

The purpose of the meeting is to consider and vote on a proposal to adopt the merger agreement and to conduct other business, if properly raised at the meeting.

Record Date (page 9)

Only holders of record of common stock at the close of business on [ • ], 2008, the record date for the special meeting, will be entitled to vote on these matters. Each record holder of common stock will be entitled to one vote for each share of common stock held of record.

Required Vote, Abstentions and Broker Non-Votes (page 10)

The adoption of the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the required vote is based on the number of shares of IKON’s common stock outstanding, rather than the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against adoption of the merger agreement.

Voting and Proxies (page 9)

You may vote in person at the meeting or by proxy. Instructions for voting by mail, internet, and telephone are on your proxy card. We recommend that you vote by proxy even if you plan to attend the meeting. If your shares are held in “street name”, you should follow the instructions that your broker provides. If you do not instruct your broker how to vote, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement.

Changing Your Vote (page 9)

If you are a registered shareholder, you can revoke your proxy by giving notice of revocation in writing to the Secretary of IKON at 70 Valley Stream Parkway, Malvern, Pennsylvania 19355 or by submitting by mail a new proxy dated after the date of the proxy being revoked. You can also revoke your proxy by accessing the internet site stated on the enclosed proxy card or by using the toll-free telephone number stated on the enclosed proxy card. In addition, your proxy may be revoked by attending the special meeting and revoking your proxy in open meeting, although your attendance at the special meeting alone will not revoke any proxy.

If your shares are held in “street name” the above directions do not apply to you and you must follow the instructions received from your broker to change your vote.

QUESTIONS & ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following section is intended to address some commonly asked questions about the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder. We urge you to read carefully this proxy statement in its entirety, including the annexes to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.

Q:	Why am I receiving this document?

A:	You are receiving this proxy statement because you were a shareholder of IKON on the record date. You are being asked to vote on a proposal to adopt the merger agreement.

Q:	What do I need to do now?

A:	Please read this proxy statement carefully, including its annexes and the documents referred to or incorporated by reference into this proxy statement, and consider how the proposed transaction affects you. If you are a shareholder of record, you can ensure that your shares are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card and returning it in the postage-paid envelope provided. You can also submit your voting instructions by accessing the internet site stated on the enclosed proxy card or by using the toll-free telephone number stated on the enclosed proxy card. If you hold your shares in “street name”, you can ensure that your shares are voted at the special meeting by instructing your broker on how to vote, as discussed below.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of IKON by Ricoh under a merger agreement, dated as of August 27, 2008, among IKON, Ricoh and Sub. Once the merger agreement has been adopted by IKON’s shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Sub will merge with and into IKON. IKON will be the surviving corporation in the merger and will become wholly owned by Ricoh.

Q:	What will I receive in the merger?

A:	You will be entitled to receive $17.25 in cash, without interest, less any applicable withholding taxes, for each outstanding share of IKON’s common stock that you own as of the effective time of the merger. Following the merger, you will not own any shares in the Surviving Corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at our offices at 70 Valley Stream Parkway, Malvern, Pennsylvania on [ • ], 2008 at [ • ].

Q:	How does our Board of Directors recommend that I vote on the merger agreement?

A:	Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. You should read “The Merger — Reasons for the Merger” beginning on page 14 for a discussion of the factors that our Board of Directors considered in deciding to recommend the merger agreement to our shareholders.

Q:	How do I vote?

A:	You may vote prior to the special meeting in one of the following ways:

• use the toll-free telephone number on the enclosed proxy card;

• access the internet site shown on the enclosed proxy card; or

• complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also vote your shares in person at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares held by it in “street name” with respect to the adoption of the merger agreement unless you provide instructions to your broker on how to vote. You should follow the instructions that your broker provides. If you do not instruct your broker how to vote, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement.

Q:	What vote of our shareholders is required to adopt the merger agreement?

A:	The affirmative vote of a majority of the outstanding shares of our common stock at the record date must vote their shares “FOR” the adoption of the merger agreement. If you do not vote, or if you abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement because it is one fewer vote for approval.

Q:	Can I change my vote after I have delivered my proxy or voting instructions card?

A:	Yes, you can change your vote at any time before your proxy is voted at the special meeting.

If you are a registered shareholder, you can revoke your proxy by giving notice of revocation in writing to the Secretary of IKON at 70 Valley Stream Parkway, Malvern, Pennsylvania 19355 or by submitting by mail a new proxy dated after the date of the proxy being revoked. You can also revoke your proxy by accessing the internet site stated on the enclosed proxy card or by using the toll-free telephone number stated on the enclosed proxy card. In addition, your proxy may be revoked by attending the special meeting and revoking your proxy in open meeting, although your attendance at the special meeting alone will not revoke any proxy.

If your shares are held in “street name” the above directions do not apply to you and you must follow the instructions received from your broker to change your vote.

Q:	How do I vote my plan shares held in the IKON Retirement Savings Plan?

A:	The trustee of the plan will vote your plan shares as you direct on your proxy card. If you do not vote your plan shares, the trustee will generally vote your plan shares in the same ratio indicated by the voting instructions that the trustee receives from other participants, unless it is contrary to applicable law to do so. However, if you sign and return a proxy card but fail to indicate how you wish to vote, the trustee will vote your plan shares in accordance with the recommendation of the Board of Directors. You must complete, sign, and return your proxy card, or vote by phone or through the internet, no later than 5:00 p.m., Eastern Standard Time, [ • ], 2008 for the shares represented by the proxy to be voted in the manner directed therein.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name”, more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	NO. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $17.25 per share in cash to be received by our shareholders in the merger. In order to receive the $17.25 per share, you must hold your shares through the completion of the merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes, as a holder of our common stock, you are entitled to appraisal rights under Ohio law in connection with the merger if you meet certain conditions. See “Dissenting Shareholders’ Rights” beginning on page 46.

Q:	Will I owe taxes as a result of the merger?

A:	The receipt of cash in exchange for shares of IKON’s common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a capital gain or loss equal to the difference between the amount of merger consideration you receive for your shares and the adjusted tax basis of your shares. See “The Merger — Material U.S. Federal Income Tax Consequences of the Transaction” beginning on page 29. You should consult your tax advisor for a complete understanding of the specific tax consequences of the merger to you.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, you should contact Maryanne Messenger of IKON Shareholder Services by calling 1-610-296-8000. If you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent D.F. King & Co., Inc. by calling toll-free 1-800-549-6697 or collect at 1-212-269-5550. If your broker holds your shares, you should contact your broker for additional information. Also see “Where You Can Find More Information” on page 54.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

IKON may from time to time provide information, whether verbally or in writing, including certain statements included in or incorporated by reference into this proxy statement, which constitutes “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the following: the satisfaction of the closing conditions to the merger agreement, the expected completion and timing of the merger and other information relating to the merger. Although we believe the expectations contained in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our management’s current views of IKON with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. We will not update these forward-looking statements, even though our situation may change in the future. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to, risks and uncertainties relating to:

•	the satisfaction of the conditions to the consummation of the merger, including the adoption of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $66.7 million termination fee to Ricoh;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	the risk that we may be subject to litigation in connection with the merger;

•	risks related to diverting management’s attention from our ongoing business operations; and

•	other risk factors detailed in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including Part I, “Item 1A. Risk Factors,” of our Annual Report on Form 10-K, filed on November 29, 2007. See “Where you can find more information” on page 54.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this proxy statement. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING

A special meeting of IKON’s shareholders will be convened at our offices at 70 Valley Stream Parkway, Malvern, Pennsylvania on [ • ], 2008 at [ • ] to consider and vote on the adoption of the merger agreement. This section outlines the procedures and details of the special meeting.

Who Can Vote

Only holders of record of common stock at the close of business on [ • ], 2008, the record date for the special meeting, will be entitled to vote at the meeting. On that date, there were [ • ] shares of common stock outstanding. Each record holder of common stock will be entitled to one vote for each share of common stock held of record.

How You Can Vote

You may vote in person at the meeting or by proxy. Instructions for voting by mail, internet, and telephone are on your proxy card. We recommend that you vote by proxy even if you plan to attend the meeting. If your shares are held in a stock brokerage account or by another nominee, such as a bank or trust (other than shares in IKON’s Retirement Savings Plan, which is discussed below), then the broker or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” Under the rules of the NYSE, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). To be sure your shares are voted, you should instruct your broker or other nominee to vote your shares.

How You Can Change Your Vote

You may change your vote by delivering another proxy to IKON in accordance with the instructions on the proxy card before voting occurs at the meeting or by revoking your proxy and voting in person at the meeting. If you are a registered shareholder, you can revoke your proxy by giving notice of revocation in writing to the Secretary of IKON at 70 Valley Stream Parkway, Malvern, Pennsylvania 19355 or by submitting by mail a new proxy dated after the date of the proxy being revoked. You can also revoke your proxy by accessing the internet site stated on the enclosed proxy card or by using the toll-free telephone number stated on the enclosed proxy card. In addition, your proxy may be revoked by attending the special meeting and revoking your proxy in open meeting, although your attendance at the special meeting alone will not revoke any proxy.

If you hold your shares in “street name”, you must contact your broker or other nominee regarding how to revoke your proxy and change your vote.

Manner for Voting Proxies

The shares represented by valid proxies will be voted in the manner specified on the proxy card. Where specific choices are not indicated on the proxy card, the shares represented by valid proxies will be voted as recommended by our Board of Directors on all matters. Should any business matter not described in this proxy statement be properly presented at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board of Directors knows of no matter, other than the adoption of the merger agreement, that may be presented at the meeting.

You are urged to sign and return promptly your proxy card, or vote by phone or the internet, to make certain your shares will be voted at the meeting. For your convenience, a return envelope is enclosed, requiring no additional postage if you mail your signed proxy card in the United States. If you receive more than one proxy card because you have multiple accounts, you should sign and return all proxy cards received, or submit your vote by phone or through the internet with respect to each proxy card, to be sure all of your shares are voted.

Voting Shares in the IKON Retirement Savings Plan

The Retirement Savings Plan trustee will vote plan shares as participants direct on their proxy card. The proxy card will serve as voting instructions for participants in the Retirement Savings Plan. If participants do not sign and return a proxy card, or vote by phone or the internet, the trustee will generally vote their plan shares in the same ratio indicated by the voting instructions that the trustee receives from other participants, unless it is contrary to applicable law to do so. In its discretion, the trustee may also determine that if less than a minimal percentage of shares are voted (for example, the trustee used 5% as a minimal percentage in connection with IKON’s 2008 annual meeting), the trustee may vote any shares not voted by participants in its discretion without regard to the ratio indicated by the voting instructions it received from other participants. If participants sign and return a proxy card but fail to indicate how they wish to vote, the trustee will vote their plan shares in accordance with the recommendation of the Board of Directors.

Participants in the Retirement Savings Plan must complete, date, sign, and return their proxy card, or vote by phone or through the internet, no later than [5:00 p.m., Eastern Standard Time, [ • ], 2008] for the shares represented by the proxy to be voted in the manner directed therein by the participant. Participants may attend the annual meeting; however, participants’ shares can only be voted as described above in this paragraph.

For an explanation of the effect of the merger on shares held in the Retirement Savings Plan, see “The Merger Agreement — Treatment of Stock and Options — Shares in the IKON Retirement Savings Plan” beginning on page 34.

Vote Required for Approval

A quorum is necessary to conduct the business of the meeting. This means that holders of a majority of the outstanding shares of common stock must be represented at the meeting, either by proxy or in person. Abstentions are counted as shares present at the meeting for purposes of determining whether a quorum exists. Shares represented by broker non-votes are also counted in determining the quorum at the meeting, but are not counted for voting purposes. An executed proxy that fails to specify a choice on any matter will be voted in accordance with the recommendation of the Board of Directors. Votes will be tabulated by National City Bank, our transfer agent.

If a quorum is present at the meeting, the adoption of the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. If you do not vote, or if you abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement because it is one fewer vote for approval.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the eligible voting shares present in person or represented by proxy at the special meeting may adjourn the special meeting. Proxies voted “AGAINST” the proposal to adopt the merger agreement will not be voted on any resolution to adjourn the special meeting.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time before voting occurs at the special meeting as adjourned. Under the merger agreement, IKON is not permitted to adjourn or postpone the special meeting, except with Ricoh’s consent or as required by applicable law.

Attendance at Meeting

You may attend the meeting in person if you were a shareholder of record of IKON on [ • ], 2008 or you hold a valid proxy from a shareholder of record as of that date. If you are not a shareholder of record but hold shares through a broker, bank, trust or other nominee, you should provide proof of beneficial ownership as of [ • ], 2008, such as your most recent account statement prior to that date or a copy of the voting instruction card provided by your broker, bank, trust or other nominee, to IKON at the address below in order to obtain an admission ticket to the meeting:

IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA 19355
Attn: Secretary

THE MERGER

The following is a discussion of the merger, including the process undertaken by IKON and our Board of Directors in identifying and determining whether to engage in the proposed transaction. This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Our Board of Directors regularly reviews strategic alternatives available to us to enhance shareholder value. IKON is the world’s largest independent channel for document management systems and services. In recent years, there has been a general industry trend away from large independent channels for document management systems and services as the manufacturers of copiers, printers and other technologies have acquired businesses similar to ours. For example, on April 2, 2007, Xerox announced that it had agreed to acquire Global Imaging Systems, Inc., an independent supplier of office imaging equipment and services in the United States. Similarly, on April 8, 2008, Konica Minolta, a manufacturer of copiers and printers, announced that it had agreed to acquire Danka Office Imaging Company, another independent supplier of office imaging equipment and services.

We retained Goldman Sachs as financial advisor to IKON and the Board in early 2008. On February 26, 2008, at our Board’s annual strategy review, the Board considered IKON’s long-term strategic alternatives to enhance shareholder value. Goldman Sachs reviewed with our Board various strategic alternatives for IKON, including the possible sale of IKON. Goldman Sachs noted the potential disadvantages of pursuing a sale of IKON at that time in light of the challenges presented by then-prevailing conditions in financial markets, IKON’s financial performance during its first quarter of fiscal year 2008, IKON’s outlook for the remainder of fiscal year 2008, the current market price for our common stock, concerns of a cyclical economic downturn and the lack of potential strategic and financial buyers. Goldman Sachs also noted that IKON operated in a mature industry and that IKON had in recent years experienced revenue growth pressure. Goldman Sachs also reviewed the potential benefits of IKON continuing to act on its financial strategic plan and revisiting consideration of a sale process at a later time. On this date, the closing sale price of our stock was $7.28 per share.

On April 22, 2008, Goldman Sachs again reviewed with the Board strategic alternatives for IKON. At this presentation, Goldman Sachs noted that a number of recent developments had meaningfully altered the landscape for a potential sale process for IKON; in particular, Goldman Sachs noted the trend towards consolidation in our industry (as evidenced by the recent Danka transaction), encouraging signals of a potential recovery in the financial markets, and IKON’s improved financial performance in its second fiscal quarter of 2008. After consideration, our Board determined to begin a process to review the possible sale of IKON and Goldman Sachs was authorized to solicit potential interest for a transaction involving the acquisition of IKON. On April 22, 2008, the closing price of our stock was $9.54 per share.

Goldman Sachs contacted 23 potentially interested parties, including both financial and strategic acquirors. IKON then entered into confidentiality agreements, conducted management presentations (including internationally) and provided information packages to 11 of these parties.

On June 27, 2008, three preliminary indications of interest were communicated to our Board, including a submission from Ricoh. Ricoh’s proposal set out an indicative price range of $14.50 to $15.50 per share in cash. The two other preliminary indications of interest submitted at this time included price ranges from $13.00 up to $15.00 per share. Our closing stock price on this date was $11.23 per share.

These three bidders were invited to participate in a final round, which included detailed due diligence investigations and additional meetings and discussions with IKON’s senior management. On July 2, 2008, after this final round had commenced, we received another preliminary indication of interest from an additional interested party, who we refer to as “Company A”. This preliminary indication of interest included an indicative price range of $13.50 to $14.50 per share in cash, and Company A was admitted to the final round of the process.

On July 21, 2008, one of the four remaining participants advised us that it would be withdrawing from the process. On August 6, 2008, we received an unsolicited approach from another interested party with an indicative price range of $17.00 to $18.00 per share in cash, subject to confirmatory due diligence. Our closing stock price on this date was $14.65 per share. This bidder was admitted to the final round but subsequently withdrew and declined to submit a final proposal.

Under the process established by our Board and communicated to the participants in the final round, final bids were required to be submitted to our financial advisor by midday on August 15, 2008. On that date we received a proposal from Ricoh but the two other remaining participants in the process (including Company A) communicated to us in writing that, given the sustained increase in our stock price since submission of their preliminary indications of interest, they decided to decline to submit a final bid. In addition, Company A indicated that it still had substantial additional due diligence to complete prior to executing a definitive agreement.

Ricoh proposed to acquire IKON in a single-step merger transaction with a purchase price of $17.00 per share in cash. Ricoh also submitted a proposed form of merger agreement and requested a period of exclusivity to complete negotiations. Ricoh also indicated that its proposal was conditioned on execution of retention arrangements with senior management. Our closing stock price on August 15, 2008 was $15.52, which at the time represented a 52-week high closing price for our stock.

On August 17, 2008, our Board convened to consider and discuss Ricoh’s bid proposal. Goldman Sachs reviewed with the Board the process that had been undertaken to that date. Goldman Sachs reviewed the thoroughness of the process and the wide range of parties that had been invited to participate. Goldman Sachs presented a financial analysis of Ricoh’s offer and discussed the recent increase in our stock price, which had been noted by a number of participants as the reason that they were declining to submit a bid. Goldman Sachs noted that Ricoh’s proposal was substantially higher than the indications of interest that had been received in June 2008.

Our external legal advisors described the material provisions of the draft merger agreement submitted by Ricoh as part of its proposal. In particular, it was noted that Ricoh’s draft included a “material adverse effect” condition and restrictive provisions prohibiting IKON from soliciting any competing bids from third parties. The draft merger agreement also provided for a termination fee of 4% of equity value, to be payable by IKON in certain circumstances.

The Board considered the proposed draft of the merger agreement and noted that the no-solicitation provisions proposed by Ricoh may be acceptable in circumstances where a competitive auction process had been undertaken and Ricoh had emerged as the only bidder. The Board also discussed the responses of the other participants in the process. In particular, it was noted that Company A, which had been expected to participate actively in the process, had declined to submit a final proposal. The Board discussed, at length, various possible explanations for Company A’s behavior. The Board noted that Company A had indicated in its letter to IKON that it still had substantial additional due diligence to complete and that it had not delivered a draft form of merger agreement and, therefore, Company A would likely need additional time to develop a proposal, which would delay entry into a definitive agreement. The Board contrasted the seriousness and firmness of Ricoh’s proposal with the responses of the other participants and discussed the likelihood of a competing bid subsequently emerging, either in the period prior to execution of an agreement with Ricoh or between signing and closing. The Board also discussed whether it would be appropriate to contact Company A to discuss its decision.

The Board determined that, although it was not certain of Company A’s intentions in relation to the process going forward, it was not in the best interests of IKON and its shareholders again to seek final proposals from the other participants in the process. On that basis, the Board instructed management and our advisors not to contact Company A at this time, although the Board also instructed management and our advisors that it would not approve an exclusivity arrangement with Ricoh prior to finalizing and signing the merger agreement.

The Board also considered the “material adverse effect” condition in Ricoh’s proposal. It was noted that if a proposed transaction was announced but subsequently abandoned because of such a condition, that this would be likely to have a negative impact on IKON. There was a discussion of the likely impact of an announcement of a proposed transaction on IKON’s customers and suppliers. The Board noted that there was the potential for an adverse reaction by both of these groups.

Following discussion and consideration of these and other matters, the Board directed Goldman Sachs to seek a best and final offer from Ricoh. The Board expressly noted that it was not in favor of a merger agreement that included a “material adverse effect” condition. The Board noted that it might be willing to accept certain of Ricoh’s proposed no-solicitation restrictions, in exchange for Ricoh withdrawing the “material adverse effect” condition. The Board also instructed management and our advisors that, if Ricoh agreed to revise its form of merger agreement to address these concerns, IKON’s management and advisors were authorized to move ahead with negotiations with Ricoh.

At this time, our senior management team was excused from the meeting and our external legal advisors discussed with the Board Ricoh’s proposal to enter into supplementary arrangements with senior management for the purposes of retaining their services for a period of time following the completion of the merger. Consistent with the Board’s instructions at the beginning of the process, none of the potential bidders had been permitted to discuss with management ongoing employment arrangements. The Board was advised that these discussions between Ricoh and senior management were not unusual in a transaction of this type but that such discussions should be allowed to proceed only after Ricoh had presented its best and final offer.

Following this Board meeting on August 17, Goldman Sachs contacted Ricoh’s advisors and requested that Ricoh submit its best and final offer, noting that our Board was seeking improved terms, particularly in relation to the “material adverse effect” condition. Ricoh’s advisors expressed concern to Goldman Sachs about being asked to bid again and sought assurances that this would be the last round of bidding.

On August 18, 2008, Ricoh submitted a revised proposal with a cash purchase price of $17.25 per share of our common stock. Ricoh also agreed to withdraw the “material adverse effect” condition from the merger agreement but largely left unchanged the no-solicitation provisions. Consistent with the direction from the Board at its August 17 meeting, following receipt of Ricoh’s revised proposal we commenced non-exclusive negotiations with Ricoh on the terms of a definitive merger agreement.

On August 20, 2008, our Board met. The Board noted that Ricoh had withdrawn the “material adverse effect” condition. The Board discussed Ricoh’s revised proposal and considered the likelihood of receiving a competing proposal, in particular the possibility of receiving a more attractive proposal from Company A. Goldman Sachs informed our Board it was not aware of any contact from Company A or its advisors, and the Board again discussed whether it would be appropriate to contact Company A to discuss its interest in continuing in IKON’s process. Noting in particular that up to this point there had been no further contact from Company A, the Board again concluded that it was not in the best interests of IKON or our shareholders to jeopardize the Ricoh transaction by contacting Company A at this time. The Board, with the advice of its independent financial advisor and external legal counsel, determined that Ricoh’s proposal was attractive and ratified the decision to engage Ricoh in negotiations to reach a signed agreement as quickly as possible. Our senior management team was then excused from the meeting. The Board, together with external legal counsel, discussed the request from Ricoh for retention arrangements and the Board concluded that it was appropriate at this time to give permission to senior management to engage in discussions with Ricoh with respect to retention arrangements.

On August 21, 2008, Company A’s advisors contacted Goldman Sachs. Company A’s advisors thanked Goldman Sachs for the opportunity to participate in the process and stated that, from a financial point of view, Company A was unable to submit a bid above the prices at which IKON’s common stock had recently traded.

On August 22, 2008, our Board convened to receive an update on progress with Ricoh in reaching a final agreement. The Board heard from Goldman Sachs and external legal counsel regarding the process that had been conducted and the Ricoh proposal. Goldman Sachs described the process that had led to Ricoh’s proposal, including the revised price and improvements to the merger agreement. Goldman Sachs reviewed a financial analysis of Ricoh’s revised offer. Goldman Sachs also reported to the Board the call from Company A’s advisors on August 21. In light of that information, the Board again concluded that there was no reason to contact Company A.

The Board’s external legal counsel then described to the Board the material provisions of the merger agreement and noted that certain matters remained outstanding for resolution with Ricoh. Following this discussion, management and Goldman Sachs left the meeting and the Board, with its external legal counsel, discussed Ricoh’s proposed retention arrangements and the interests of management in the proposed transaction.

On August 26, 2008, our Board met again. Goldman Sachs reviewed with the Board its financial analysis of Ricoh’s offer. Goldman Sachs also reviewed for the Board the thoroughness of the process that had been undertaken and noted that the price in the Ricoh proposal was the highest that had been obtained through that process.

Following review of its analyses for the Board, Goldman Sachs delivered to the Board its oral opinion that as of the date thereof and based upon and subject to the factors considered and assumptions made by Goldman Sachs, the $17.25 per share in cash to be paid to the holders of our common stock in the proposed merger was fair from a financial point of view to such holders. The Board’s external legal counsel then discussed with the Board Ricoh’s retention proposals for certain key executives and provided the Board with an update as to the progress of negotiations. Management was then excused from the meeting and the Board discussed these retention proposals.

The meeting was reconvened with management and the Board’s external legal counsel then provided an update as to the status of the merger agreement and noted that it had been finalized and was in a form ready for execution.

Following additional discussion and deliberation, our Board of Directors unanimously approved the merger agreement and the merger with Ricoh. The Board authorized IKON to enter into the merger agreement and resolved to recommend that our shareholders vote to adopt the merger agreement. The Board also adopted certain resolutions related to compensation matters in connection with the treatment of equity-based compensation under the merger agreement and in relation to the retention of senior management. A meeting of the Human Resources Committee of the Board was also convened at this time to consider certain resolutions in relation to the retention proposals and treatment of equity-based compensation under the merger. These resolutions were unanimously approved by the Committee.

The merger agreement was executed by IKON, Ricoh and Sub on August 27, 2008. On August 27, 2008, before the start of trading on the NYSE, IKON and Ricoh each issued a press release announcing the merger.

Reasons for the Merger

In reaching its decision to approve the merger agreement, approve the merger, authorize IKON to enter into the merger agreement and recommend that our shareholders vote to adopt the merger agreement, our Board of Directors consulted with its financial and legal advisors and our management. Our Board of Directors considered a number of potentially positive factors, including the following material factors:

•	the current and historical market prices of our common stock, and the fact that the $17.25 per share in cash to be paid for each share of our common stock in the merger represents a premium of 33% to the average closing price for the 60 trading days ended August 26, 2008 and a premium of 11% to the closing price of our common stock on August 26, 2008, the last trading day before we announced the merger;

•	the $17.25 per share in cash to be paid for each share of our common stock in the merger represents a premium of 33% to the $13.00 per share tender offer that IKON paid to repurchase some of its common stock in December 2007 and that that offer had been substantially oversubscribed at that price;

•	the $17.25 per share in cash to be paid for each share of our common stock in the merger is a higher price than the highest closing sale price of our common stock for the 10-year period ended August 26, 2008 of $17.08;

•	the possible alternatives to the sale of IKON, including continuing to operate IKON on a stand-alone basis, and the risks and uncertainties associated with such alternatives, including the potential value that would be created by continuing to execute IKON’s current strategic plan, compared to the certainty of realizing in cash a fair value for their investment provided to our shareholders by the merger;

•	the mature condition of our industry and the consequent pressure on revenue growth, and the observed general industry trend away from large independent channels for document management systems and services, as the manufacturers of copiers, printers and other technologies have acquired businesses similar to ours;

•	the extensive sale process conducted by our Board of Directors, with the assistance of our financial and legal advisors, which involved engaging in discussions with approximately 23 parties to determine their interest in acquiring IKON, entering into confidentiality agreements with eleven parties, the receipt of four preliminary indications of interest for the acquisition of IKON, and ultimately the submission of Ricoh’s definitive proposal to acquire IKON;

•	the price proposed by Ricoh reflected extensive negotiations between us and Ricoh and represents the highest price offered for the acquisition of IKON;

•	the presentation of Goldman Sachs and its opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in such opinion, the $17.25 per share in cash to be paid to the holders of our common stock in the proposed merger is fair, from a financial point of view (see “The Merger — Opinion of IKON’s Financial Advisor” beginning on page 16 and the written opinion of Goldman Sachs attached as Annex B to this proxy statement); and

•	the terms of the merger agreement, including:

•	the absence of a “material adverse change” condition;

•	the limited number and nature of the conditions to the Buyers’ obligation to consummate the merger;

•	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals; and

•	our ability to terminate the merger agreement in order to accept a superior proposal, subject to paying Ricoh a $66.7 million termination fee and complying with certain procedural steps.

Our Board of Directors also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the merger, including the following material factors:

•	the risk that the merger might not be completed;

•	the fact that our shareholders will not participate in any future earnings or growth of IKON;

•	the restrictions on our ability to solicit or engage in discussions or negotiations with any third parties regarding other proposals and the requirement that, subject to the terms and conditions of the merger agreement, we pay Ricoh a $66.7 million termination fee if our Board of Directors accepts a superior proposal or changes its recommendation to our shareholders; and

•	the possibility of disruption to our operations associated with the merger, and the resulting effect of that disruption on us if the merger does not close as contemplated by the merger agreement.

During its consideration of the proposed transaction with Ricoh, our Board of Directors was also aware that certain of our directors and executive officers have interests in the merger that are, or may be, different from, or in addition to, those of our shareholders generally, as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 21.

After taking into account all of the factors set forth above, as well as others, and consulting with our legal and financial advisors, and after due discussion and due consideration, our Board of Directors determined that the potentially positive factors outweighed the potentially negative factors. Furthermore, our Board of Directors determined it to be advisable and in the best interests of our shareholders that we enter into the merger agreement, and that the merger agreement and the merger are advisable and in the best interests of IKON and our shareholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

The Board of Directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the Board of Directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Board of Directors may have given different weights to different factors.

Recommendation of Our Board of Directors

On August 26, 2008, after evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, our Board of Directors unanimously approved the merger agreement and the merger and unanimously declared that the merger agreement and the merger are advisable and in the best interests of IKON and our shareholders. ACCORDINGLY, OUR BOARD OF

DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Opinion of IKON’s Financial Advisor

Goldman Sachs rendered its opinion to IKON’s Board of Directors that, as of August 27, 2008 and based upon and subject to the factors and assumptions set forth therein, the $17.25 per share in cash to be paid to holders of IKON common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 27, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of IKON’s Board of Directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of IKON’s common stock should vote with respect to the transaction, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and annual reports on Form 10-K of IKON for the five fiscal years ended September 31, 2007;

•	certain interim reports to shareholders and quarterly reports on Form 10-Q;

•	certain other communications from IKON to its shareholders;

•	certain publicly available research analyst reports for IKON; and

•	certain internal financial analyses and forecasts for IKON prepared by its management.

Goldman Sachs also held discussions with members of the senior management of IKON regarding their assessment of the past and current business operations, financial condition and future prospects of IKON. In addition, Goldman Sachs reviewed the reported price and trading activity for the IKON common stock, compared certain financial and stock market information for IKON with similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the office equipment and document services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of IKON or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of IKON or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters nor does it address the underlying business decision of IKON to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to IKON. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $17.25 per share to be paid to holders of IKON common stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transaction, including, without limitation, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of IKON or Ricoh, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of IKON or Ricoh, or class of such persons in connection with the transaction, whether relative to the $17.25 per share of IKON common stock in cash to be paid to holders of IKON common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors of IKON in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 26, 2008 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.

Goldman Sachs reviewed the historical trading prices and volumes for the IKON common stock for the five-year period ended August 25, 2008. In addition, Goldman Sachs analyzed the consideration to be received by holders of IKON common stock pursuant to the merger agreement in relation to the market prices as of August 25, 2008, the average market prices for the 30 calendar day, 60 calendar day and 90 calendar day periods ended August 25, 2008, the average market prices for the 1 year, 3 year and 5 year periods ended August 25, 2008 and the high market prices for the 52 week and 10 year periods ended August 25, 2008. This analysis indicated that the price per share to be paid to IKON shareholders pursuant to the merger agreement represented:

•	a premium of 12.6% based on the August 25, 2008 market price of $15.32 per share;

•	a premium of 15.9% based on the latest 30 calendar day average market price of $14.88 per share;

•	a premium of 29.8% based on the latest 60 calendar day average market price of $13.29 per share;

•	a premium of 34.3% based on the latest 90 calendar day average market price of $12.84 per share;

•	a premium of 51.4% based on the latest 1 year average market price of $11.39 per share;

•	a premium of 35.7% based on the latest 3 year average market price of $12.71 per share;

•	a premium of 45.6% based on the latest 5 year average market price of $11.85 per share;

•	a premium of 7.9% based on the latest 52 week high market price of $15.99 per share; and

•	a premium of 1.0% based on the latest 10 year high market price of $17.08 per share.

Selected Companies Analysis.

Goldman Sachs reviewed and compared certain financial information for IKON to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the office equipment and document services industry:

•	Document Services Companies:

•	American Reprographics

•	Iron Mountain

•	Office Equipment Manufacturers:

•	Canon

•	HP

•	Konica Minolta

•	Kyocera

•	Lexmark

•	OCE

•	Pitney Bowes

•	Ricoh

•	Xerox

•	Distributors:

•	Arrow Electronics

•	Avnet

•	Ingram Micro

•	Tech Data

•	W.W. Grainger

Although none of the selected companies is directly comparable to IKON, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of IKON.

Goldman Sachs also calculated and compared various financial multiples and ratios for IKON and the selected companies based on financial data as of August 25, 2008, information it obtained from SEC filings and IBES estimates. With respect to the selected companies, Goldman Sachs calculated:

•	levered market capitalization, which is the market value of common equity plus the book value of corporate debt less cash, as a multiple of calendar year 2008 estimated earnings before interest, taxes and depreciation and amortization, or EBITDA.

The results of these analyses are summarized as follows:

Levered Market
Capitalization	Selected Companies
as a multiple of:	Range		Median		IKON(2)

2008E CY EBITDA(1)	3.9x-11.4	x	6.1	x	7.1x

(1)	Based on IBES estimates.

(2)	IKON multiple excludes non-corporate debt and associated operating income. Diluted equity market cap excludes 2.23 million restricted stock units, deferred stock units and stock equivalents.

Goldman Sachs also calculated the selected companies’ calendar year 2008 estimated price/earnings ratios to the results for IKON. The following table presents the results of this analysis:

Price/Earnings	Selected Companies
Ratio:	Range		Median		IKON(2)

2008E CY EPS(1)	9.0x-36.6	x	11.7	x	14.6x

(1)	Based on IBES estimates.

(2)	EPS calculation excludes 2.23 million restricted stock units, deferred stock units and stock equivalents.

Goldman Sachs also considered the latest twelve months EBITDA margin and IBES projected five-year compound annual growth rate of earnings per share and 2007A-2009E (based on IBES estimates for 2009) compounded annual growth rate of sales.

The following table presents the results of this analysis:

	Selected Companies
	Range	Median	IKON

2007A - 2009E Compound Annual Growth Rate of Sales(1)	(5.1)%-11.2%	5.2%	0.8%
5 Year EPS Growth Rate(1)	1.4%-21.5%	11.5%	11.0%

(1)	Based on IBES estimates.

Illustrative Discounted Cash Flow Analysis.

Goldman Sachs performed a discounted cash flow analysis on IKON using IKON’s management projections. Goldman Sachs calculated indications of net present value of free cash flows for IKON for the years 2008 through 2011 using discount rates ranging from 8.0% to 11.0%. Goldman Sachs calculated implied prices per share of the IKON common stock using illustrative terminal values in the year 2011 based on multiples ranging from 5.5x EBITDA to 8.5x EBITDA. These illustrative terminal values were then discounted to calculate implied indications of present values using discount rates ranging from 8.0% to 11.0%. The various ranges for discount rates and terminal value multiples were chosen to reflect theoretical analyses of cost of capital. The following table presents the results of this analysis:

Illustrative Per Share Value
Indications(1)

IKON	$10.30 -$18.91

(1)	Calculation excludes 2.23 million restricted stock units, deferred stock units and stock equivalents.

Selected Transactions Analysis.

Goldman Sachs analyzed certain information relating to the following selected transactions in the office equipment and document services industry since 2005:

Year	Acquiror	Target
2008	Konica Minolta	Danka Office Imaging Company
2007	Xerox	Global Imaging
2006	Ricoh	Danka UK PLC
2006	Deutsche Post	Williams Lea
2005	Oce NV	Imagistics International

For each of the selected transactions, Goldman Sachs calculated and compared levered aggregate transaction value as a multiple of last twelve months EBITDA and levered aggregate consideration as a multiple of last twelve months sales. While none of the companies that participated in the selected transactions are directly comparable to IKON, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of IKON’s results, market size and product profile.

The following table presents the results of this analysis:

Levered Market
Capitalization as a	Selected Transactions		Proposed
Multiple of:	Range	Median	Transaction(1)

LTM Sales	0.4x-1.6x	0.55x	0.5x
LTM EBITDA	6.8x-12.2x	10.3x	8.2x

(1)	IKON multiples exclude non-corporate debt and associated revenue and operating income. Diluted equity market cap excludes 2.23 million restricted stock units, deferred stock units and stock equivalents.

Present Value of Future Share Price Analysis.

Goldman Sachs performed an illustrative analysis of the implied present value of our future price per share of IKON common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the financial information for IKON prepared by IKON’s management for each of the calendar years 2008 to 2011. Goldman Sachs first calculated the implied values per share of IKON common stock as of August for each of the calendar years 2009 to 2011, by applying price to forward earnings per share multiples of 11.1x to 14.6x earnings per share of IKON common stock estimates for each of the fiscal years 2009 to 2011 plus dividends, and then discounted $15.80 and $20.78 values back three years, respectively, using a discount rate of 10.5%. This analysis resulted in a range of implied present values of $12.07 to $15.76 per share of IKON common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to IKON or Ricoh or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to IKON’s Board of Directors as to the fairness from a financial point of view to the holders of outstanding shares of IKON common stock of the $17.25 per share in cash to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of IKON, Ricoh, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between IKON and Ricoh and was approved by IKON’s Board of Directors. Goldman Sachs provided advice to IKON during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to IKON or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to IKON’s Board of Directors was one of many factors taken into consideration by IKON’s Board of Directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of IKON, Ricoh and any of their respective affiliates or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to IKON in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the agreement. In addition, Goldman Sachs and its affiliates have provided certain investment banking and other financial services to IKON and its affiliates from time to time. Goldman Sachs and its affiliates also may provide investment banking and other financial services to IKON, Ricoh and their respective affiliates in the future. In connection with the above-described services we have received, and may receive in the future, compensation.

The Board of Directors of IKON selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated May 19, 2008, IKON engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, IKON has agreed to pay Goldman Sachs a transaction fee of (i) $4,000,000 payable upon announcement of the transaction and (ii) 0.70% of the aggregate consideration paid in the transaction (less non-corporate debt), less any transaction or advisory fees to the extent paid, payable upon consummation of the transaction. In addition, IKON has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financing

Completion of the merger is not conditioned on Ricoh obtaining financing.

Interests of Our Directors and Executive Officers in the Merger

Details of the beneficial ownership of our directors and executive officers of IKON common stock is set out in “Security Ownership of Certain Beneficial Owners and Management” beginning on page 49. In addition to their interests in the merger as shareholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our Board of Directors to vote “FOR” the adoption of the merger agreement, you should be aware of these interests. Our Board of Directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger. Except as described below, such persons have, to our knowledge, no material interest in the merger that differs from your interests generally. We have also included in this section information with respect to Mr. Brian Edwards and Ms. Beth Sexton even though they are no longer employed by us because they were executive officers prior to their separation from us in February 2008.

Treatment of Equity-Based Compensation and Other Long-Term Incentives

As of the date of this proxy statement, certain of our directors and executive officers held stock options, cash awards subject to performance-based vesting criteria (which we refer to as performance unit awards), restricted stock units, deferred stock unit awards and stock equivalents.

For information regarding beneficial ownership of IKON’s common stock by each of our current directors and certain executive officers and all of such directors and executive officers as a group, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 49. IKON’s directors and executive officers will receive $17.25 per share for each vested share they own, in the same manner as other shareholders.

The tables below set forth the amount in cash that each executive officer and director will receive with respect to equity-based awards and other long-term incentive compensation that are expected to be outstanding at the time the proposed merger is completed, based on the merger consideration of $17.25 per share in cash and assuming that the proposed merger is completed on December 31, 2008. Actual amounts may be higher or lower depending on whether the proposed merger is completed before or after December 31, 2008.

Stock Options

At the effective time of the merger, each outstanding stock option, whether or not then exercisable, will be canceled and the holder of each such stock option that has an exercise price of less than $17.25 will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to the stock option as of the effective time of the merger, multiplied by

•	the excess of $17.25 over the exercise price per share of common stock subject to such stock option.

Cash with respect to the stock options will be paid as promptly as practicable following the effective time of the merger, without interest and less any applicable withholding taxes. Other than our Chairman, Matthew J. Espe, none of our directors hold any unvested stock options. The following table summarizes the outstanding stock options held by our executive officers that will be unvested as of December 31, 2008 and the consideration that each of them will receive at the effective time of the merger in connection with the cancellation of their unvested stock options:

	(a)	(b)
	No. of Shares	Resulting Consideration
	Underlying Unvested	from Unvested Stock
Name	Stock Options	Options

Executive Officers
Matthew J. Espe	176,357	$524,495
Jeffrey Hickling	76,739	$518,138
Mark Hershey	24,662	$75,039
David Mills	33,169	$104,048
Tracey Rothenberger	22,987	$82,893
Donna Venable	38,671	$338,866
Robert F. Woods	51,898	$156,052
Theodore E. Strand	10,004	$30,513
Brian Edwards	47,114	$142,211
Beth Sexton	20,521	$60,935

Certain executive officers have stock options that are scheduled to vest at various dates in the remainder of 2008 pursuant to their regular vesting schedules, including: on October 22, 2008, 3,334 stock options at $12.55 per share held by Tracey Rothenberger; on October 23, 2008, 2,500 stock options at $14.01 per share held by Tracey Rothenberger; on December 6, 2008, a total of 76,968 stock options at $16.59 per share, including 35,634 held by Matthew J. Espe, 4,839 held by Jeffrey Hickling, 4,399 held by Mark Hershey, 4,839 held by David Mills, 1,980 held by Tracey Rothenberger, 642 held by Donna Venable, 9,898 held by Robert F. Woods, 1,760 held by Theodore E. Strand, 8,798 held by Brian Edwards and 4,179 held by Beth Sexton; on December 7, 2008, a total of 185,001 stock options at $10.83 per share, including 85,714 held by Matthew J. Espe, 10,000 held by Jeffrey Hickling, 11,666 held by Mark Hershey, 10,000 held by David Mills, 1,800 held by Tracey Rothenberger, 966 held by Donna Venable, 26,666 held by Robert F. Woods, 4,857 held by Theodore E. Strand, 21,666 held by Brian Edwards and 11,666 held by Beth Sexton; on December 21, 2008, a total of 164,298 stock options at $13.69 per share, including 70,362 held by Matthew J. Espe, 10,000 held by Jeffrey Hickling, 10,132 held by Mark Hershey, 14,166 held by David Mills, 5,921 held by Tracey Rothenberger, 1,265 held by Donna Venable, 21,000 held by Robert F. Woods, 4,123 held by Theodore E. Strand, 19,158 held by Brian Edwards and 8,171 held by Beth Sexton. These stock options are not included in the table above.

For information on all shares beneficially owned by each of our directors and certain officers as of August 31, 2008 (including shares subject to stock options that are currently vested or that are scheduled to vest on or before October 30, 2008), see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 49.

Restricted Stock Units

At the effective time of the merger, each outstanding restricted stock unit will be canceled and converted into the right to receive $17.25 per unit in cash. Cash with respect to the restricted stock units will be paid as promptly as practicable following the effective time of the merger, without interest and less any applicable withholding taxes. Other than our Chairman, Matthew J. Espe, none of our directors hold restricted stock units.

The following table summarizes the outstanding restricted stock units held by our executive officers that will be outstanding as of December 31, 2008 and the consideration that each of them will receive in connection with the cancellation of their restricted stock units:

	No. of Shares Underlying
	Outstanding	Resulting
Name	Restricted Stock Units	Consideration

Matthew J. Espe	247,669	$4,272,290
Jeffrey Hickling	101,094	$1,743,872
Mark Hershey	41,181	$710,372
David Mills	64,362	$1,110,245
Tracey Rothenberger	24,759	$427,093
Donna Venable	20.243	$349,192
Robert F. Woods	73,606	$1,269,704
Theodore E. Strand	3,292	$56,787

Certain executive officers have restricted stock units that are scheduled to vest and be settled at various dates in the remainder of 2008 pursuant to their regular vesting schedules, including: on September 30, 2008, 27,731 held by Robert F. Woods; on October 25, 2008, a total of 10,142 restricted stock units including 5,071 held by Jeffrey Hickling, and 5,071 held by David Mills; on December 6, 2008, 390 held by Theodore E. Strand; on December 7, 2008, a total of 36,002 restricted stock units including 20,000 held by Matthew J. Espe, 2,500 held by Jeffrey Hickling, 6,000 held by Robert F. Woods, 2,834 held by Mark Hershey, 2,334 held by David Mills, 967 held by Tracey Rothenberger, 517 held by Donna Venable, and 850 held by Theodore E. Strand; on December 8, 2008, a total of 1,200 restricted stock units including 833 held by Mark Hershey, and 367 held by Tracey Rothenberger; and on December 21, 2008, 555 held by Theodore E. Strand. These restricted stock units are not included in the table above. Also, the table above does not include amounts with respect to dividend equivalents that are payable in the form of additional restricted stock units.

For information on all shares beneficially owned by certain of our officers as of August 31, 2008 that are currently vested, or that are scheduled to vest on or before October 30, 2008, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 49.

Deferred Stock Units

At the effective time of the merger, each outstanding deferred stock unit will be canceled and converted into the right to receive $17.25 per unit in cash. Cash with respect to deferred stock units will be paid in accordance with the applicable stock plan governing the deferred stock units, without interest and less any applicable withholding taxes. None of our executive officers hold deferred stock units.

The following table summarizes the outstanding deferred stock units held by our directors that will be outstanding as of December 31, 2008 and the consideration that each will receive in connection with the cancellation of their deferred stock units:

	No. of Shares Underlying
	Outstanding	Resulting
Name	Deferred Stock Units	Consideration

Philip Cushing	27,015	$466,008
Thomas R. Gibson	50,924	$878,439
Richard A. Jalkut	46,859	$808,317
Arthur Johnson	50,412	$869,607
Kurt M. Landgraf	51,334	$885,511
Gerald Luterman	25,045	$432,026
William E. McCracken	24,669	$425,540
William L. Meddaugh	21,946	$378,568
Heilene S. Runtagh	8,680	$149,730
Anthony Terracciano	35,791	$617,394

The table above does not include amounts with respect to fees payable in deferred stock units to our directors for Board meetings that may occur on or after the date of this proxy statement but prior to December 31, 2008.

For information on all shares beneficially owned by each director as of August 31, 2008 that are currently vested, or that are scheduled to vest on or before October 30, 2008, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 49.

Performance Unit Awards

At the effective time of the merger, each outstanding performance unit will be canceled and converted into the right to receive an amount in cash equal to $1 per unit, which is the value per unit based on target level of performance. Cash with respect to the performance units will be paid as promptly as practicable following the effective time of the merger, without interest and less any applicable withholding taxes. Other than our Chairman, Matthew J. Espe, none of our directors hold performance unit awards.

As of December 31, 2008, Messrs. Espe, Hickling, Hershey, Mills, Rothenberger, Woods and Strand will hold performance unit awards with respect to 1,879,500, 394,200, 251,200, 312,512, 135,000, 562,200 and 105,000 units, respectively.

Stock Equivalents and Other Deferred Compensation Obligations

IKON’s Executive Deferred Compensation Plan provides executive officers at IKON the opportunity to defer compensation earned by them from IKON as a means of saving for retirement or other future purposes. Certain of our executive officers have elected to notionally invest a portion of their account balances under our Executive Deferred Compensation Plan in stock equivalents with respect to shares of our common stock. In addition, IKON matches contributions to the Executive Deferred Compensation Plan with shares of our common stock, and these matching contributions are subject to vesting requirements. In the event of a change in control, which includes completion of the merger, each participant’s accrued benefit (calculated as deferred amounts credited to the participant’s account, plus investment returns and less any distributions) will vest and become immediately due and payable to him or her.

At the effective time of the merger, each such stock equivalents will cease to represent the right to receive a share of our common stock and instead will be converted into the right to receive $17.25 per unit.

The following table summarizes the outstanding stock equivalents held by our executive officers as of the date of this proxy statement and specifies the number of such units that are expected to be vested or unvested as of December 31, 2008. The following table also specifies the value of the amount that will be credited as of the effective time of the merger to each executive officer’s account under the Executive Deferred Compensation Plan and distributed to each participant at the end of the month in which the effective time of the merger occurs:

		Amount Credited		Amount Credited
	No. of Shares	Under	No. of Shares	Under
	Underlying	Deferred	Underlying	Deferred
	Outstanding	Compensation Plans	Outstanding	Compensation Plans
	Unvested Stock	for Unvested Stock	Vested Stock	for Vested Stock
Name	Equivalents	Equivalents	Equivalents	Equivalents

Matthew J. Espe	72,712	$1,254,280	214,812	$3,705,515
Jeffrey Hickling	12,595	$217,269	12,988	$224,047
Mark Hershey	6,167	$106,382	6,347	$109,478
David Mills	0	$0	0	$0
Tracey Rothenberger	0	$0	0	$0
Donna Venable	789	$13,615	804	$13,863
Robert F. Woods	24,099	$415,714	24,859	$428,812
Theodore E. Strand	4,816	$83,068	4,967	$85,678
Brian Edwards	0	$0	32,482	$560,308
Beth Sexton	0	$0	35,613	$614,317

The table above does not include amounts with respect to deferrals of annual short-term incentive bonuses for fiscal year 2008 and any IKON matching contributions with respect to those deferrals. Also, the table above does not reflect stock equivalents to be acquired with reinvested dividends. In addition, the table above does not reflect that Mr. Strand, Mr. Edwards and Ms. Sexton have, respectively, $355,897, $478,069 and $71,317 of their deferred compensation in the form of cash.

Retention Agreements and Employment Agreements

In connection with negotiating the merger, Ricoh informed us that it considered retaining our senior management team to be critical to IKON’s continued success and that it was concerned that the severance provisions in certain of our existing employment agreements that apply following a change in control of IKON might provide senior officers with incentives to terminate employment following completion of the merger. Accordingly, as a condition to its willingness to enter into the merger agreement, Ricoh required us to enter into retention agreements with certain officers that it wishes to retain after completion of the merger. The retention agreements amend the officers’ existing employment agreements to provide, among other things, for the waiver of certain rights that the officers would otherwise have to resign due to a “constructive termination” or “constructive dismissal” (within the meaning of or as used in the original employment agreements) and receive severance pay and benefits following completion of the merger. Therefore, on August 26, 2008, our Human Resources Committee approved entry into Retention Agreements (the “Retention Agreements”) with certain senior officers, including each of Matthew J. Espe, Robert F. Woods, Jeffrey Hickling, David Mills, Mark Hershey, Donna Venable and Tracey Rothenberger (collectively, the “Officers”), among others. Theodore E. Strand expects to retire from his controller position following completion of the merger and therefore he has not entered into a Retention Agreement. For a discussion of the payments and benefits that are expected to be made to Mr. Strand in connection with his retirement, see “The Merger — Interests of Our Directors and Officers in Merger — Change in Control Severance Agreement” beginning on page 27.

The Retention Agreements constitute an amendment to Mr. Espe’s Employment Agreement, dated as of September 28, 2005, as last amended as of January 28, 2008, Mr. Woods’ Senior Executive Employment Agreement, dated as of September 17, 2004, as amended July 28, 2005, Mr. Hickling’s Senior Executive Employment Agreement, dated as of February 1, 2008, Mr. Mills’ Executive Employment Agreement, dated as of October 22, 1997, Mr. Mills’ Supplemental Executive Employment Agreement, dated as of April 16, 1999, Mr. Hershey’s Senior Executive Employment Agreement, dated as of April 11, 2005, Mr. Rothenberger’s Senior Executive Employment Agreement, dated as of October 26, 2007, and as amended January 28, 2008 and Ms. Venable’s Senior Executive Employment Agreement, dated as of February 27, 2008 (such agreements, collectively, the “Original Employment Agreements”). The effectiveness of the Retention Agreements is expressly conditioned on completion of the merger and, in the event that the merger is not completed, all such agreements will be immediately void.

The Retention Agreements have been entered into to replace severance pay that the Officers otherwise would have been entitled to receive under the Original Employment Agreements in the event of a termination of employment without “cause” or “gross misconduct” or due to a “constructive termination” or “constructive dismissal” (each as defined or used in the Original Employment Agreements) with an incentive program that will pay the Officers retention bonuses (the “Retention Bonuses”) if they remain with IKON and continue to perform services following completion of the merger during a retention period (the “Retention Period”). The Retention Period is two years following completion of the merger for each Officer other than Mr. Woods, and six months following completion of the merger for Mr. Woods.

The Original Employment Agreements provided for severance equal to a multiple of the sum of base salary, bonus and retirement plan contributions (three times for Mr. Espe and two times for the other Officers), as well as a prorated bonus, in the event of a termination of an Officer’s employment without cause or due to a constructive termination or constructive dismissal following a change in control of IKON. Pursuant to the Retention Agreements, the Officers have waived all rights to such severance if the merger occurs and, instead, the amount of each Officer’s Retention Bonus (assuming payment in full) is equal to the amount of such severance (calculated based on current compensation levels and assuming a termination of employment on December 31, 2008). Pursuant to the Retention Agreements, except in the case of Mr. Woods, provided that the Officer remains employed by us, the

Retention Bonuses will become payable in installments in the following percentages at the end of each six-month period following the closing of the merger: 15% on the six-month anniversary, 20% on the 12-month anniversary, 25% on the 18-month anniversary and 40% on the 24-month anniversary. Mr. Woods is expected to remain with IKON during a six-month transition period following completion of the merger and will receive his Retention Bonus in a lump sum at the end of that period. The maximum amount of the Retention Bonus that may become payable to each of Messrs. Espe, Woods, Hickling, Mills, Hershey and Rothenberger and Ms. Venable is $8,630,400, $2,122,375, $1,850,625, £906,144, $1,191,100 and $799,850 and $865,450, respectively.

The Retention Agreements provide that if an Officer’s employment is terminated before the end of his or her Retention Period by us without “cause” (as defined in the Original Employment Agreements) or, in Mr. Mills’ case, gross misconduct, or by the Officer due to a “constructive termination” (as defined in the Retention Agreements, which provide for definitions that are significantly narrower than the Original Employment Agreements) or, except in the case of Mr. Mills, as a result of death or “disability” (as defined in the Original Employment Agreements), any unpaid portions of his or her Retention Bonus will be paid in full. Furthermore, in the event of a termination of the Officer’s employment under any of the foregoing circumstances prior to the end of the Officer’s Retention Period, provided that he or she signs a release of claims, the Officer will be entitled to payment of the base salary and annual and long-term incentives that he or she would have earned had he or she remained employed by us for the remainder of his or her Retention Period, with the annual and long-term incentives paid on a pro rata basis at the target level. Messrs. Espe and Woods expect to retire at the end of their respective Retention Periods and, upon retirement, each will be entitled to a prorated portion of his or her annual and long-term incentive compensation, paid at the target level. In the case of the remaining Officers, upon termination after the Retention Period without cause or due to a constructive termination, the Officer will be eligible for severance under our severance pay plan then in effect for our senior executives, provided that the severance amount will be equal to at least one times base salary and target bonus. Upon termination of employment for any reason, each Officer will be entitled to the continued welfare benefits he or she would have received upon termination of employment under certain circumstances pursuant to the Original Employment Agreement. Such benefits will be provided for a period of three years, in the case of Mr. Espe, and two years for the other Officers.

In order to be eligible for the Retention Bonus, each Officer must sign a general release of claims in favor of IKON at the time of the closing of the merger. In addition, the Retention Agreements provide that if an Officer receives the full amount of his or her Retention Bonus, the non-competition covenant in his or her Original Employment Agreement, which, except in the case of Mr. Mills, would have expired under the terms of the Original Employment Agreements upon a termination of employment without cause or due to a constructive termination or constructive dismissal following a change in control of IKON, will remain in effect. The non-competition period is two years for Messrs. Espe, Woods, Hickling, Hershey, and Rothenberger and Ms. Venable and one year for Mr. Mills.

Except as specifically amended by the Retention Agreements, each Officer’s Original Employment Agreement will remain in effect pursuant to its current terms. Each Officer’s compensation and benefits are expected to remain unchanged following completion of the merger, except that in lieu of any equity-based compensation, during the Retention Period, each Officer will be eligible for long-term incentive opportunities or other compensation that is comparable on an annual basis to the equity-based compensation the Officer was receiving from us prior to completion of the merger.

Pursuant to the Original Employment Agreements, each Officer is entitled to a gross-up for any excise tax imposed as a result of Section 280G of the Internal Revenue Code. Therefore, if the Officer becomes obligated to pay such excise tax as a result of any payments that are made in connection with the merger, the Officer will receive a gross-up payment such that he or she is placed in the same after-tax position as if no excise tax had been imposed. IKON estimates, based on assumptions that it believes are reasonable, that the gross-up payments that could be owed to Messrs. Espe, Hickling, Hershey and Rothenberger and Ms. Venable will be approximately $5,000,000, $1,150,000, $675,000, $415,000 and $425,000, respectively.

Change in Control Severance Agreement

We have entered into a change in control severance agreement with Theodore E. Strand, dated as of August 1, 1999, under which, as a result of his retirement following the merger, he will receive the following: (i) an amount equal to the annual rate of base salary, at the highest rate achieved prior to his retirement, that he would have received if he had continued working for us for two years following his retirement; (ii) an amount equal to the annual bonus he would have earned if he had continued working for us for two years following his retirement at the highest rate of base salary achieved prior to his retirement and received an annual percentage bonus for each year (or part thereof), assuming achievement of performance goals at target; (iii) a pro rata annual bonus for the fiscal year of his retirement assuming that all performance goals have been or will be achieved at target; (iv) an amount equal to the maximum value of company contributions under the Retirement Savings Plan that he would have received if he had continued working for us for two years following his retirement or, if IKON is precluded from providing such participation under applicable law, a lump sum payment that would, on an after-tax basis, permit Mr. Strand to purchase comparable coverage; (v) full vesting in IKON’s nonqualified deferred compensation plans; (vi) continued participation in medical, dental, vision, hospitalization, disability and life insurance coverage and other employee benefit plans for two years following his retirement; and (vii) full vesting and accelerated payment of long-term incentive awards for all incomplete performance periods assuming that all performance goals have been or will be achieved at the maximum level.

Pursuant to the change in control severance agreement, Mr. Strand is entitled to a gross-up for any excise tax imposed as a result of Section 280G of the Internal Revenue Code. Therefore, if Mr. Strand becomes obligated to pay such excise tax as a result of any payments that are made in connection with the merger, Mr. Strand will receive a gross-up payment such that he is placed in the same after-tax position as if no excise tax had been imposed. IKON estimates, based on assumptions that it believes are reasonable, that no gross-up payments would be owed to Mr. Strand.

The potential cash severance payable to Mr. Strand pursuant to his change in control severance agreement, assuming the merger is completed on December 31, 2008, and his retirement immediately thereafter, equals approximately $877,373. The estimated value of continuing welfare benefits equals approximately $13,790.

Following his retirement, Mr. Strand will remain subject to the non-competition and non-solicitation restrictions set forth in his Executive Employment Agreement, dated as of October 15, 2002, for the greater of one year or one month for each year of service with us, not to exceed 24 months.

Supplemental Retirement Plan

The supplemental retirement plan is intended to provide pension benefits that would have been payable under IKON’s tax-qualified pension plan but for certain restrictions imposed by the Internal Revenue Code. All United States employees hired on or after July 1, 2004, are excluded from coverage under IKON’s pension plan and the supplemental retirement plan. The pension plan and the supplemental retirement plan ceased accrual of future benefits as of September 30, 2005. The “rabbi trust” agreement related to the supplemental retirement plan provides that upon a change in control, which includes the proposed transaction, IKON is obligated to contribute an amount in cash or property sufficient to pay each plan participant or beneficiary the benefits under the plan that they would be entitled to receive as of the date of the change in control. In addition, at the second anniversary of the change in control, IKON is required to contribute additional cash or property sufficient to pay each plan participant or beneficiary the benefits payable pursuant to the plans as of the close of those two plan years. Further, during the two-year period following a change in control, the trust may not be amended and the trustee may not be removed by IKON and, if the trustee resigns within two years of a change in control, then only the trustee can appoint a successor trustee.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, Ricoh has agreed that it will, to the fullest extent permitted by law, cause the Surviving Corporation to honor all of IKON’s obligations to indemnify (including all obligations to advance funds for expenses) the current or former directors or officers of IKON and our subsidiaries for acts or omissions by such directors and officers occurring prior to the effective time of the merger to the extent that such obligations of IKON existed on the date of the merger agreement, whether pursuant to IKON’s Articles of Incorporation, Code of

Regulations, individual indemnity agreements or otherwise, and such obligations will survive the merger and will continue in full force and effect in accordance with the current terms of IKON’s Articles of Incorporation, Code of Regulations and such individual indemnity agreements.

The merger agreement also contemplates that prior to the effective time of the merger, IKON will (or if IKON is unable to and so requests to Ricoh at least 20 business days prior to the closing date of the merger, Ricoh will cause the Surviving Corporation to, as of the effective time of the merger) obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of IKON’s existing directors’ and officers’ insurance policies, for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim related to any period or time at or prior to the effective time from an insurance carrier with the same or better credit rating as IKON’s current insurance carrier with respect to directors’ and officers’ liability insurance (collectively “D&O Insurance”). Such D&O Insurance must have terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under IKON’s existing policies at or prior to the effective time of the merger.

The maximum premium for such “tail” insurance policies is not to exceed 300% of the annual premiums paid by IKON as of the date hereof for D&O Insurance, or $7,539,000. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the maximum premium, Ricoh shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the maximum premium, as reasonably determined by Ricoh.

If IKON and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the effective time, then the Surviving Corporation shall, and Ricoh shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from the effective time of the merger (or until such time as Ricoh or the Surviving Corporation is able to obtain the “tail” insurance policies as described above) the D&O Insurance with respect to claims arising from or related to facts or events which occurred at or before the effective time of the merger.

The merger agreement also provides that from and after the effective time, to the fullest extent permitted by law, Ricoh will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of IKON and our subsidiaries and any employee of IKON or our subsidiaries who acts as a fiduciary under any company benefit plan against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (not to be unreasonably withheld), as incurred (payable monthly as incurred upon written request, which must include reasonable evidence of the losses) to the extent arising from, relating to, or otherwise regarding, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the effective time of the merger in connection with such indemnified party’s duties as an officer or director of IKON or our subsidiaries, including with respect to the merger agreement and the merger. However, this indemnity does not extend to losses arising out of actions or omissions by the indemnified party constituting:

•	a breach of the merger agreement;

•	criminal conduct;

•	any violation of federal, state or foreign securities laws; or

•	any action taken primarily for the purpose of personal profit or advantage to which such indemnified person was not entitled.

Benefit Arrangements with the Surviving Corporation

The merger agreement requires that, for one year after the consummation of the merger, Ricoh will either (1) maintain, or cause the Surviving Corporation to maintain, IKON’s employee benefit plans (other than the stock plans) at the benefit levels in effect immediately prior to the consummation of the merger and provide other compensation that is not less favorable in the aggregate than the compensation provided to the employees of IKON immediately prior to the consummation of the merger or (2) provide, or cause the Surviving Corporation to provide, compensation and benefits to each employee of IKON that, taken as a whole, are substantially comparable in the aggregate (taking into account the value of IKON’s equity compensation) to those provided by IKON immediately prior to the consummation of the merger.

In addition, the Surviving Corporation is required to honor and continue certain employment, severance, retention and termination policies and arrangements and cash incentive compensation plans, including all sales commission plans.

Material United States Federal Income Tax Consequences of the Transaction

The following is a discussion of the material United States federal income tax consequences of the merger to U.S. holders whose shares of our common stock are converted into the right to receive cash in the merger. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. This discussion applies only to shareholders who, on the date on which the merger is completed, hold shares of our common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, mutual funds, real estate investment trusts, investors in pass-through entities, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion does not address potential foreign, state, local and other tax consequences of the merger. All shareholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of our common stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any shareholder who or that, for U.S. federal income tax purposes, is not a U.S. holder.

For U.S. federal income tax purposes, the merger will be treated as a sale of our common stock for cash by each of our shareholders. Accordingly, in general, the U.S. federal income tax consequences to a shareholder receiving cash in the merger will be as follows:

•	The shareholder will recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the shareholder’s shares of our common stock pursuant to the merger.

•	The amount of capital gain or loss recognized by each shareholder will be measured by the difference, if any, between the amount of cash received by the shareholder in the merger and the shareholder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•	The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger will be reported to our shareholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. These amounts ordinarily will not be subject to withholding of U.S. federal income tax. However, backup withholding (currently at a 28% rate) will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder (1) fails to supply the paying agent with the shareholder’s taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other shareholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (2) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the shareholder’s U.S. federal income tax returns, or (3) is subject to backup withholding in certain other cases. Accordingly, each U.S. holder will be asked to complete and sign a Substitute Form W-9, which is to be included in the appropriate letter of transmittal for the shares of our common stock, in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Shareholders who are not U.S. holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain of our shareholders will be asked to provide additional tax information in the appropriate letter of transmittal for the shares of our common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The foregoing discussion of certain material U.S. federal income tax consequences is included for general informational purposes only. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Regulatory Approvals

Completion of the merger is subject to certain governmental or regulatory clearance procedures, including the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); termination or expiration of the applicable waiting period under the Competition Act (Canada); and a decision under the European Community Council Regulation (EC) No. 139/2004 (the “EC Merger Regulation”) or application of Article 10(6) thereof, declaring the merger to be compatible with the EC Common Market.

United States Antitrust Laws.  The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. IKON and Ricoh filed notification and report forms with the Department of Justice and the Federal Trade Commission under the HSR Act on August 28, 2008. Unless the waiting period is terminated earlier or the parties receive a request for additional information or documentary material prior to that time, the waiting period will expire at 11:59 pm on September 29, 2008.

In the event the FTC or the Antitrust Division issue a request for additional information, the waiting period will be extended until the parties substantially comply with such request. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with the proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the merger while such negotiations continue.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the consummation of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of certain assets or businesses of the parties. At any time before or after the consummation of the merger, and notwithstanding that the HSR Act waiting period may have expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of certain assets or businesses. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Competition Act (Canada).  The transaction is a “notifiable transaction” for purposes of Part IX of the Competition Act (Canada), and it may not be completed before the expiration or earlier termination of the applicable waiting period after notice of the transaction, together with certain prescribed information, has been provided to the Commissioner of Competition appointed under the Competition Act (Canada) (referred to in this proxy statement/prospectus as the Commissioner of Competition). The statutory waiting period is 14 calendar days, once both parties file a short-form notification, or 42 calendar days, if the parties file a long-form notification. However, when the parties file a short-form notification, the Commissioner of Competition can require a long-form notification at any time prior to the expiration of the waiting period. Ricoh submitted its short-form notification on September 2, 2008, and IKON submitted its short-form notification on September 4, 2008. Assuming that the Commissioner does not require the parties to submit a long-form notification, the applicable waiting period in Canada will expire on September 18, 2008.

A party to a notifiable transaction may also apply to the Commissioner of Competition for an advance ruling certificate, which may be issued by the Commissioner of Competition in respect of a proposed transaction if she is satisfied that there are not sufficient grounds on which to apply to the Competition Tribunal for an order under the merger provisions of the Competition Act (Canada). The merger provisions of the Competition Act (Canada) permit the Commissioner of Competition to apply to the Competition Tribunal for relief in respect of merger transactions that prevent or lessen, or would be likely to prevent or lessen, competition substantially. The relief that may be ordered by the Tribunal includes, in the case of a proposed transaction, prohibiting its completion. On September 2, 2008, Ricoh applied to the Commissioner of Competition for an advance ruling certificate in respect of the merger.

Unless the Commissioner issues an advance ruling certificate, the Commissioner can challenge a merger at any time within three years of its completion. The Commissioner’s review therefore can often extend beyond the statutory waiting period. The Canadian Competition Bureau has published non-statutory time frames setting out how long it typically requires in order to complete its substantive assessment of a transaction. These time frames vary depending on whether the Competition Bureau designates the notified transaction as “non-complex” (less than 14 days), “complex” (up to 10 weeks) or “very complex” (up to five months or more).

As of the date of this proxy statement, the Competition Bureau has not informed the parties how long it will likely require to complete its assessment of the transaction. The respective obligation of each party to effect the merger, however, is subject to the issuance of either an advance ruling certificate or “no action” letter to Ricoh in respect of the merger, on terms and in a form reasonably satisfactory to Ricoh.

EC Merger Regulation.  Under the EC Merger Regulation, the Commission has 25 working days following receipt of a complete notification form to issue a decision declaring the merger to be compatible with the EC Common Market or to open an in-depth investigation. If the Commission initiates an in-depth investigation, it must issue a final decision as to whether or not the merger is compatible with the Common Market no later than 90 working days after the initiation of the in-depth investigation (although this period may be extended in certain circumstances).

Ricoh has initiated pre-notification contacts with the European Commission and submitted a draft Form CO on September 3, 2008. The parties expect to submit a final and complete Form CO in the near future following the completion of the pre-notification discussions with the European Commission.

As of the date of this proxy statement, the applicable waiting periods under the HSR Act, the EC Merger Regulation and the Competition Act (Canada) have not expired or been terminated and the parties have not obtained any applicable decisions or certificates enabling completion of the merger. The parties believe that the merger can be effected in compliance with all applicable antitrust laws. However, there can be no assurance that the governmental reviewing authorities will terminate or permit any applicable waiting periods to expire, or approve or clear the merger at all or without restrictions or conditions. There also can be no assurance that a challenge to the consummation of the merger on antitrust grounds will not be made or that, if such a challenge were made, the parties would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the merger.

Except as noted above with respect to the required filings under the HSR Act, the EC Merger Regulation and the Competition Act (Canada) and the filing of a certificate of merger in Ohio at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

THE MERGER AGREEMENT

The merger agreement is the legal document that governs the merger. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety.

Form and Effective Time of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Ohio law, at the effective time of the merger, Sub, a newly formed subsidiary of Ricoh, will merge with and into IKON. IKON will survive the merger as a wholly owned subsidiary of Ricoh and our current shareholders will cease to have any ownership interest in the Surviving Corporation or rights as our shareholders. Therefore, such current shareholders will not participate in any future earnings or growth of the Surviving Corporation and will not benefit from any appreciation in value of the Surviving Corporation.

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Ohio and the making of all other filings or recordings required under the Ohio General Corporation Law or at a later time as may be agreed upon by Ricoh and us and specified in the certificate of merger. The filing of the certificate of merger will occur on the date of the closing of the merger or as soon as practicable after that date. We sometimes use the term “effective time” in this proxy statement to describe the time that the merger becomes effective under Ohio law.

Treatment of Stock and Equity Awards

Common Stock

At the completion of the merger, each issued share of our common stock not owned by IKON, Ricoh or Sub, or held by shareholders who have properly demanded and perfected their appraisal rights in accordance with Ohio law, will be converted into the right to receive $17.25 in cash, without interest and less applicable withholding taxes.

Each share of our common stock owned by IKON, Ricoh or Sub will no longer be outstanding and will automatically be canceled and retired and will cease to exist, without consideration for such shares.

Each share of our common stock held by shareholders who have properly demanded and perfected their appraisal rights in accordance with Ohio law, will not be converted into the right to receive the merger consideration, unless and until such shareholder fails to demand payment properly or otherwise loses such shareholder’s rights as a dissenting shareholder, if any, under the Ohio Revised Code. If any such shareholder fails to perfect or loses any such rights as a dissenting shareholder, that shareholder’s shares of our common stock shall thereupon be deemed to have been converted as of the effective time of the merger into only the right to receive the merger consideration, without interest and less applicable withholding taxes. From and after the effective time, each shareholder who has asserted rights as a dissenting shareholder as provided in Sections 1701.84 and 1701.85 of the Ohio Revised Code shall be entitled only to such rights as are granted under those Sections of the Ohio Revised Code. See “Dissenting Shareholders’ Rights” beginning on page 46.

Company Equity Awards and Long-Term Incentive Awards

Upon the consummation of the merger, each outstanding, unexercised stock option will be converted into the right to receive an amount in cash equal to the number of shares of IKON’s common stock subject to such option multiplied by the “spread” value of such option (i.e., the per share merger consideration minus the applicable exercise price). The restrictions on each outstanding “restricted” share of IKON common stock will lapse upon consummation of the merger, and each such share will be converted into the right to receive the merger consideration. Each outstanding performance unit award will be converted into the right to receive $1 in cash for each of the target number of units subject to such performance unit award. Each outstanding restricted stock unit and deferred stock unit will be converted into the right to receive the merger consideration. Each stock equivalent issued under IKON’s deferred compensation plans will be converted into the right to receive the merger consideration. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 21.

Shares in the IKON Retirement Savings Plan

If the merger is completed, each participant in the Retirement Savings Plan will be entitled to receive $17.25 in cash, without interest, for each IKON share that the participant holds in his or her Retirement Savings Plan account. However, participants will not receive the cash proceeds from their plan shares directly. Instead, on the day that the proceeds are received from Ricoh, each participant’s proceeds will be deposited into his or her account under the Retirement Savings Plan and then automatically invested in the Vanguard Balanced Index Fund, which is an investment alternative under the plan. Participants will be able to direct all aspects of their accounts, including transferring the proceeds out of the Vanguard Balanced Index Fund and into any other investment option available under the Retirement Savings Plan. Following the merger, participants will not hold any shares of the Surviving Corporation nor will an investment fund be created under the Retirement Savings Plan for that purpose.

Exchange and Payment Procedures

Prior to the effective time, Ricoh will select a bank or trust company to act as paying agent for the payment of the merger consideration and immediately following the effective time Ricoh will, or will cause the Surviving Corporation to, provide to the paying agent all the cash necessary to pay the merger consideration amounts due to each holder of our common stock.

As soon as reasonably practicable after the effective time, the paying agent will mail a letter of transmittal and instructions to you and our other shareholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may reasonably be required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer and the person who surrenders such certificate must either pay any transfer or other taxes required or establish to the reasonable satisfaction of Ricoh that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Ricoh, the Surviving Corporation or the paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by Ricoh, the Surviving Corporation or the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the close of business on the day on which the effective time of the merger occurs, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of IKON’s common stock. If, after the close of business on the day on which the effective time of the merger occurs, certificates are presented to the Surviving Corporation for transfer, they will be cancelled and exchanged for the merger consideration.

Unclaimed Funds

Any portion of the merger consideration that remains undistributed for nine months after the effective time of the merger will be delivered by the paying agent to Ricoh, upon demand, and any holder of our common stock who has not to that point complied with the exchange and payment procedures will look only to Ricoh for payment of his or her claim for merger consideration.

None of Ricoh, Sub, IKON or the paying agent will be liable to any person in respect of any portion of the merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate has not been surrendered prior to five years after the effective time of the merger (or immediately prior to such earlier date on which the merger consideration in respect of such certificate would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such certificate will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

If you have lost your certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of that fact and, if required by the Surviving Corporation, post a bond or surety in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to that certificate.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Ricoh, Sub and IKON. The representations and warranties of IKON are qualified in their entirety by the information filed by IKON with the SEC between October 1, 2006 and August 20, 2008 (which filings are available without charge at the SEC’s internet site at www.sec.gov).

The assertions embodied in the representations and warranties were made for the purposes of the merger agreement and are subject to qualifications and limitations agreed to by Ricoh, Sub and IKON in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between Ricoh, Sub and IKON rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. The representations and warranties in the merger agreement do not survive the merger and only the representations by each of IKON, Ricoh and Sub that relate to broker’s and finder’s fees and commissions will survive the termination of the merger agreement.

We make various representations and warranties in the merger agreement, including with respect to, among other things:

•	our and our subsidiaries’ proper organization, good standing, qualification to do business and our charter documents;

•	our interests in our subsidiaries;

•	our capital structure, including the number of shares of our common stock, stock options and other equity-based interests;

•	our corporate power and authority to enter into the merger agreement and to consummate the merger;

•	the approval and recommendation by our Board of Directors of the merger agreement;

•	the approvals required to be obtained by the holders of IKON’s securities to enter into the merger agreement and consummate the merger;

•	the absence of conflicts or violations with our and our subsidiaries’ governing documents, certain agreements or applicable law as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with entering into the merger agreement and consummating the merger;

•	our filings with the SEC, the financial statements included in our SEC filings, our compliance with the Sarbanes-Oxley Act of 2002, and related matters;

•	the information supplied by us in this proxy statement;

•	the absence of a “Company Material Adverse Effect” (defined below) and certain other changes and events since September 30, 2007 to the date we entered into the merger agreement;

•	filing of tax returns, payment of taxes and other tax matters;

•	employment and labor matters affecting us and our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit and pension plans;

•	legal proceedings and judgments;

•	compliance with laws, including those relating to employment and employment practices, classification of, and payment to, persons classified by IKON and our subsidiaries as independent contractors, and occupational health and safety;

•	certain material contracts and agreements;

•	intellectual property matters;

•	owned and leased real property;

•	transactions between IKON (or any of our subsidiaries) and the directors or officers of IKON (or any of our subsidiaries), or any of their affiliates;

•	environmental matters;

•	state law takeover statutes;

•	broker’s and finder’s fees and commissions; and

•	the receipt by us of a fairness opinion from our financial advisor, Goldman Sachs.

For the purposes of the merger agreement, “Company Material Adverse Effect” means any circumstance, state of facts, occurrence, event, change, effect or development that, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on:

•	the business, financial condition or results of operations of IKON and our subsidiaries, taken as a whole, not taking into account the effects of any “Excluded Event” (defined below); or

•	the ability of IKON to perform its obligations under the merger agreement or consummate the merger in the manner contemplated by the merger agreement.

An “Excluded Event” means any of the following occurring after the date of the merger agreement:

•	any change, development, event or occurrence in capital market conditions generally or general economic conditions, in each case in the United States or any foreign jurisdiction, including with respect to interest rates or currency exchange rates;

•	any change, development, event or occurrence in geopolitical conditions, the outbreak or escalation of hostilities, any act of war or any act of terrorism;

•	any hurricane, tornado, flood, earthquake or other natural disaster;

•	any change (or proposed change) in applicable law or GAAP (or authoritative interpretation thereof);

•	any change in general legal, regulatory, political, economic or business conditions in the imaging and document management industries;

•	any failure of IKON to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or changes in the market price, credit rating or trading volume of IKON’s securities;

•	the announcement and pendency of the merger agreement and the merger, including any pending or threatened lawsuit, action or proceeding relating to the merger agreement or the merger;

•	any threatened or actual loss of or change in relationship, or other adverse occurrence, with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of IKON or any of our subsidiaries; and

•	any action or failure to act on the part of IKON, any of our subsidiaries or any of IKON’s or its subsidiaries’ representatives, required by the merger agreement (other than as required by the obligation to conduct our business in the ordinary course) or requested or consented to in writing by Ricoh, however, if any of the circumstances described in the first five bullet points above have, or are reasonably expected to have, a disproportionate impact on IKON or any of our subsidiaries relative to other companies in the imaging and document management industries, then such circumstances will be deemed not to be Excluded Events and will be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect.

The merger agreement also contains various representations and warranties made by Ricoh and Sub, including with respect to, among other things:

•	their proper organization, good standing and qualification to do business;

•	the incorporation, capitalization, and the business and operations of Sub;

•	their corporate power and authority to enter into the merger agreement and to consummate the merger;

•	the absence of conflicts or violations with their governing documents, certain agreements or applicable law as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of government entities in connection with entering into the merger agreement and consummating the merger;

•	the information supplied by them in this proxy statement;

•	their lack of ownership of our common stock;

•	brokers’ and finders’ fees and commissions; and

•	the financing of the funds necessary to perform their obligations under the merger agreement.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions, between the date of the merger agreement and the effective time of the merger, we will and we will cause each of our subsidiaries to:

•	conduct our business in the usual, regular and ordinary course in substantially the same manner as previously conducted; and

•	use all reasonable efforts to:

•	preserve intact our current business organization;

•	keep available the services of our current officers and employees; and

•	keep our relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with us,

to the end that our goodwill and ongoing business will be unimpaired at the effective time of the merger.

We have also agreed that during the same time period and subject to certain exceptions, we will not and we will not permit any of our subsidiaries to:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of our or our subsidiaries’ capital stock, other than:

•	dividends and distributions by a direct or indirect wholly owned subsidiary of IKON to its parent; and

•	regular quarterly cash dividends with respect to our common stock, not in excess of $0.04 per share, with usual declaration, record and payment dates and in accordance with IKON’s past dividend policy;

•	split, combine or reclassify any of our or our subsidiaries’ capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our or our subsidiaries’ capital stock;

•	purchase, redeem or otherwise acquire any shares of our or our subsidiaries’ capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities, other than certain actions in relation to IKON stock options and other equity-based compensation;

•	issue, deliver, sell or grant any shares of its capital stock, any bonds, debentures, notes or other indebtedness of IKON having the right to vote, or any other voting securities, any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any of the above, or convertible or exchangeable securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of up to 50,000 stock options and 50,000 restricted stock units or deferred stock units and certain other actions in relation to IKON stock options and other equity-based compensation;

•	amend our certificate of incorporation, code of regulations, by-laws or other comparable charter or organizational documents;

•	acquire or agree to acquire any assets that are material, individually or in the aggregate, to IKON and our subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

•	grant to any officer or director of IKON any increase in compensation, grant to any employee, officer or director of IKON or any subsidiary any increase in severance or termination pay, enter into any severance or termination agreement with any such employee, officer or director, establish, adopt, enter into or amend in any material respect any collective bargaining agreement or benefit plan or take any action to accelerate any rights, vesting or benefits, or take or agree to take any action to fund, or in any other way secure the payment of compensation or benefits under, any company benefit plan, or make any material change to any company benefit agreement, except:

•	in the ordinary course of business consistent with past practice;

•	as required pursuant to the terms of any company benefit plan or company benefit agreement or other agreement as in effect on the date of the merger agreement;

•	as otherwise expressly permitted by the merger agreement;

•	for amendments to company benefits plans and company benefit agreements to address Section 409A of the Internal Revenue Code of 1986 (including amendments to allow certain payments and benefits to qualify for an exemption from Section 409A of the Internal Revenue Code of 1986); or

•	as required to avoid a breach of the following provision;

•	after having received written notice from certain executive officers of circumstances that, if left uncured, would entitle such executive officer to terminate employment with IKON under circumstances that would constitute “constructive termination without cause”, “constructive discharge”, “constructive dismissal”, or “good reason”, fail to take such actions as are reasonably necessary to cure such circumstances;

•	make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of IKON, except insofar as may have been required by a change in law or GAAP;

•	sell, lease (as lessor), license or otherwise dispose of, or subject to any lien any properties or assets that are material, individually or in the aggregate, to IKON and our subsidiaries, taken as a whole, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue, amend or sell any debt securities or warrants or other rights to acquire any debt securities of IKON or any of our subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any similar arrangement, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or make any loans, advances or capital contributions to, or investments in, any other person, other than to or in IKON or any wholly owned subsidiary, in any case in excess of $500,000;

•	make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $500,000 or, in the aggregate, are in excess of $2,500,000;

•	except in the ordinary course of business consistent in all respects with past practice, make or change any material tax election or settle or compromise any material tax liability or refund;

•	amend, modify, accelerate or prematurely terminate certain contracts or, except in the ordinary course of business, enter into any new arrangements, agreements, understandings or contracts that would be material contracts (or meet certain other requirements) if the same were in effect on the date of the merger agreement;

•	settle or compromise any legal proceeding or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any legal proceeding;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of IKON or any of our subsidiaries; or

•	authorize any of, or commit or agree to take any of, the actions set forth above.

No Solicitation

The merger agreement includes a “no-shop” provision that prohibits IKON soliciting further takeover proposals between the time of signing the merger agreement and the earlier of the effective time of the merger and the date the merger agreement is terminated.

Under the merger agreement, IKON and its subsidiaries and any of their officers, directors, employees and representatives are not permitted to, directly or indirectly:

•	solicit, initiate, encourage, approve or invite the submission, making or announcement of any Company Takeover Proposal or any inquiry relating to or that may reasonably be expected to lead to any Company Takeover Proposal;

•	enter into any agreement with respect to any Company Takeover Proposal; or

•	participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any inquiries or the making or announcement of any offer or proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal or any related inquiry.

“Company Takeover Proposal” means any direct or indirect proposal or offer made by a third party:

•	for a merger, joint venture, partnership, consolidation, dissolution, tender offer, recapitalization or other business combination, a liquidation or dissolution or any other similar transaction involving IKON or any of its subsidiaries;

•	for the issuance by IKON or any of its subsidiaries of over 15% of its equity securities; or

•	to acquire in any manner, or to lease, license or encumber, beneficial ownership of over 15% of the equity securities or consolidated total assets of IKON or any of its subsidiaries,

in each case in one or a series of related transactions, other than the merger.

However, despite the above restrictions, IKON may, in certain circumstances, prior to the special meeting of shareholders, respond to an alternative proposal. In order to do so:

•	the proposal must be made after the date of signing the merger agreement;

•	the proposal must not have been solicited by IKON, any of our subsidiaries or any of IKON’s or its subsidiaries’ representatives and must not otherwise arise or result from a breach of the above non-solicitation restrictions; and

•	IKON’s Board of Directors must have determined, in good faith, after consultation with IKON’s Board of Directors’ independent financial advisor, that the proposal is, or is reasonably likely to lead to, a Superior Company Proposal.

“Superior Company Proposal” means any bona fide, unsolicited Company Takeover Proposal (as defined above) to acquire all of the equity securities or all or substantially all of the assets of IKON, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise:

•	on terms which IKON’s Board of Directors determines in good faith to be more favorable to the holders of IKON’s common stock from a financial point of view than the merger (based on the written opinion, with only customary qualifications, of IKON’s independent financial advisor), taking into account all the terms and conditions of such proposal and the merger agreement, and the identity and nature of the third party making such proposal; and

•	that is reasonably likely to be completed on a timely basis, taking into account all financial, regulatory, legal and other aspects of such proposal, including any unsatisfied conditions to such proposal.

If IKON’s Board of Directors determines that an alternative proposal is a Superior Company Proposal, and complies with the other requirements noted above, then, after giving Ricoh advance notice, IKON may:

•	furnish information to the person making the proposal, pursuant to an acceptable confidentiality agreement (so long as IKON concurrently provides to Ricoh any such information not already disclosed to Ricoh); and

•	participate in discussions or negotiations with such person.

IKON may only take these actions, however, to the extent that IKON’s Board of Directors has determined, in good faith, after consultation with outside counsel, that taking such action with respect to the proposal is necessary to avoid breaching IKON’s Board of Directors’ fiduciary obligations.

Despite the above, IKON is permitted to respond to a proposal or inquiry from a third party to inform such third party that IKON is subject to this non-solicitation provision and that accordingly IKON is not otherwise permitted to respond to the third party’s proposal.

In addition, IKON is required under the merger agreement to cause each confidentiality agreement entered into by IKON in contemplation of a potential Company Takeover Proposal to be enforced to the maximum extent and to not, or authorize or permit any representative of IKON or any of its subsidiaries to:

•	release or permit the release of any person from, or waive or permit the waiver of, any provision of any such confidentiality agreement (except that IKON shall not be required to comply with this provision to the extent that IKON’s Board of Directors determines in good faith, after consultation with outside counsel, that such compliance would breach its fiduciary obligations); or

•	approve or invite any proposal for which an approval or invitation of IKON is required under the terms of such confidentiality agreement.

IKON is also required by the merger agreement to request each person that has executed a confidentiality agreement with IKON in contemplation of a potential Company Takeover Proposal since January 1, 2008 to return to IKON, or alternatively to destroy and certify to IKON the destruction of, all confidential information previously furnished to such person by or on behalf of IKON or any of its subsidiaries. IKON also represented to Ricoh that each such confidentiality agreement executed since January 1, 2008, remains in effect in accordance with its terms and that IKON has not agreed to terminate or waive any term or provision of such confidentiality agreements.

Recommendation

IKON’s Board of Directors has adopted resolutions approving the merger, declaring that the merger is in the best interests of IKON and our shareholders, directing submission of the merger agreement to a vote at a meeting of the shareholders of IKON, and recommending that the shareholders of IKON adopt the merger agreement. IKON’s Board of Directors may not:

•	withdraw or modify in a manner adverse to Ricoh or Sub, or propose publicly to withdraw or modify in a manner adverse to Ricoh or Sub, its approval or recommendation of the merger agreement or the merger;

•	approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal; or

•	approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal.

However, IKON’s Board of Directors may take the above actions if it has:

•	complied with the non-solicitation provisions outlined above; and

•	prior to the date of the shareholder meeting, determined in good faith, after consultation with its independent financial advisor, that an alternative Company Takeover Proposal constitutes a Superior Company Proposal; and

•	determined, after consultation with outside counsel, that it is necessary to withdraw or modify its approval or recommendation in order to avoid breaching its fiduciary obligations.

IKON is required to give written notice to Ricoh of this determination six business days prior to any withdrawal, modification, approval or recommendation (or four business days in the case of an amendment or modification of a Superior Company Proposal previously provided to Ricoh) and must, during such period, make itself available to Ricoh for negotiations and discussions to amend the merger agreement to enable IKON’s Board of Directors to recommend the merger agreement. IKON must then make the determination that the Company Takeover Proposal still constitutes a Superior Company Proposal, taking into account any revised proposal made by Ricoh.

The merger agreement sets out further procedural requirements that IKON is required to follow in relation to Company Takeover Proposals, including that IKON must promptly notify Ricoh of any Company Takeover Proposal (or any inquiry that is reasonably expected to lead to any Company Takeover Proposal) and that IKON must provide Ricoh at least two business days’ prior notice of any meeting of the Board of Directors at which the Board of Directors considers a Company Takeover Proposal or any amendment or modification of such proposal, including any consideration of whether such Company Takeover Proposal or any amendment or modification of such proposal is, or is reasonably likely to lead to, a Superior Company Proposal.

Best Efforts

Subject to the terms and conditions of the merger agreement, each party to the merger agreement has agreed to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger, including:

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	the obtaining of all necessary consents, approvals or waivers from third parties (Ricoh’s prior written consent is required for any material financial or other concession offered by IKON to obtain such consent, approval or waiver);

•	the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•	the execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

Subject to the terms and conditions of the merger agreement, we are required to:

•	take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger or the merger agreement; and

•	if any state takeover statute or similar statute or regulation becomes applicable to the merger agreement, take all action necessary to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger.

However:

•	Ricoh is not required to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of IKON’s assets or limits on IKON’s freedom of action with respect to any of its businesses, or to commit or agree to any such disposition or limitation; and

•	IKON is not authorized to commit or agree to any disposition or limitation described above, to obtain any consents, approvals, permits or authorizations to remove any impediments to the merger relating to any antitrust, competition or premerger notification, trade regulation law, regulation or order or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to any such law, regulation or order, other than dispositions, limitations or consents, commitments or agreements with respect to IKON’s businesses, assets or operations that are conditioned upon the consummation of the merger and conducted with Ricoh’s prior written consent and that have not had and are not reasonably expected to have a Company Material Adverse Effect.

Employee Benefits

The merger agreement requires that, for one year after the consummation of the merger, Ricoh will either (1) maintain, or cause the Surviving Corporation to maintain, IKON’s employee benefit plans (other than the stock plans) at the benefit levels in effect immediately prior to the consummation of the merger and provide other compensation that is not less favorable in the aggregate than the compensation provided to the employees by IKON immediately prior to the consummation of the merger or (2) provide, or cause the Surviving Corporation to provide, compensation and benefits to each employee of IKON that, taken as a whole, are substantially comparable in the aggregate (taking into account the value of IKON’s equity compensation) to those provided by IKON immediately prior to the consummation of the merger. Ricoh is not, however, required to offer to the IKON employees any form of equity compensation awards as a part of such compensation and benefits.

In addition, the Surviving Corporation is required to honor and continue certain employment, severance, retention and termination policies and arrangements and cash incentive compensation plans, including all sales commission plans.

See “The Merger — Interests of Our Directors and Officers in the Merger” beginning on page 21.

Indemnification

The Surviving Corporation is required to honor all of IKON’s obligations to indemnify the current or former directors or officers of IKON and IKON’s subsidiaries for acts or omissions by such directors and officers occurring prior to the effective time of the merger. In addition, the merger agreement contemplates that a prepaid directors’ and officers’ liability insurance policy, providing coverage to directors and officers of IKON for six years following consummation of the merger, will be obtained by IKON prior to consummation of the merger. See “The Merger — Interests of Our Directors and Officers in the Merger — Directors’ and Officers’ Indemnification and Insurance” beginning on page 27.

Conditions to the Merger Becoming Effective

The respective obligation of each party to effect the merger is subject to the satisfaction or waiver of the following conditions, on or prior to the closing date of the merger:

•	the adoption of the merger agreement by our shareholders;

•	the termination, waiver or expiration of the waiting period (and any extension thereof) applicable to the merger under the HSR Act, the EC Merger Regulation or the Competition Act (Canada). In Canada, the Commissioner of Competition, pursuant to the Competition Act (Canada), shall have issued either an advance ruling certificate or “no action” letter to Ricoh in respect of the merger, on terms and in a form reasonably satisfactory to Ricoh. Any consents, approvals and filings under any foreign antitrust or investment control law, the absence of which would prohibit the consummation of the merger, must also have been obtained or made; and

•	no order, decree or ruling issued by any governmental entity of competent jurisdiction or other law preventing the consummation of the merger being in effect; provided, however, that prior to asserting this condition, subject to the terms and conditions of the merger agreement, each of the parties must have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered;

•	the representations and warranties of each party being true and correct, subject to certain exceptions for materiality; and

•	the performance by each party in all material respects of its obligations under the merger agreement.

The merger is not subject to standalone “material adverse effect” or financing conditions as conditions precedent to either party’s obligation to close.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the merger agreement is approved by IKON’s shareholders:

•	by mutual written consent of Ricoh, Sub and IKON;

•	by either Ricoh or IKON if:

•	the merger is not consummated on or before February 1, 2009 (or May 1, 2009 if consummation is delayed by a nonfinal law, order, decree, judgment, injunction, ruling or action preventing consummation);

•	any governmental entity of competent jurisdiction issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and nonappealable;

•	at the shareholder meeting to approve the merger agreement or as of any adjournment or postponement thereof, the approval of IKON’s shareholders is not obtained; or

•	a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the merger agreement occurs which would cause the closing conditions for either Ricoh and Sub or IKON not to be satisfied, and such breach is not cured within 30 days after notice thereof or is not capable of being cured prior to February 1, 2009.

The merger agreement may be terminated by Ricoh if IKON’s Board of Directors:

•	withdraws or modifies, in a manner adverse to Ricoh or Sub, or proposes to publicly withdraw or modify, in a manner adverse to Ricoh or Sub, its approval or recommendation of the merger agreement or the merger;

•	fails to recommend to IKON’s shareholders that they adopt the merger agreement;

•	approves or recommends, or proposes publicly to approve or recommend, any Company Takeover Proposal (including any Superior Company Proposal); or

•	fails to recommend to IKON’s shareholders, within 10 business days after the commencement of any tender or exchange offer relating to IKON’s common stock, that the shareholders reject such tender or exchange offer.

If Ricoh terminates the merger agreement pursuant to any of the above, the termination fee (described below) will be payable.

Ricoh may also terminate the merger agreement if IKON or any of its subsidiaries breaches the non-solicitation provisions (described above) in any material respect.

The merger agreement may be terminated by IKON if:

•	IKON approves or recommends a Superior Company Proposal in compliance in all material respects with the non-solicitation provisions;

•	IKON has paid the termination fee (described below); and

•	immediately after the termination of the Merger Agreement IKON enters into a definitive agreement for such Superior Company Proposal in the form provided to Ricoh pursuant to the non-solicitation provisions.

Termination Fee

A termination fee of $66.7 million will be payable by IKON to Ricoh in the event that the merger agreement is terminated in the circumstances specified above.

The termination fee will also be payable if all of the following conditions are satisfied:

•	the merger agreement is terminated because of either:

•	the failure to obtain the approval of IKON’s shareholders; or

•	a breach, in any material respect, of the non-solicitation provisions (described above) by IKON or any of its subsidiaries;

•	prior to the shareholder meeting a Company Takeover Proposal has been publicly disclosed, announced, commenced, submitted or made, or any person has publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, and, as of the date five business days prior to the date of the shareholder meeting, such Company Takeover Proposal or announced intention has not been publicly withdrawn without qualification;

•	at the shareholder meeting the required shareholder approval is not obtained; and

•	on or prior to the first anniversary of such termination, IKON consummates, or enters into an agreement for, a Company Takeover Proposal and thereafter (whether before or after such first anniversary) such Company Takeover Proposal is consummated.

In addition to the above, the termination fee will be payable if all of the following conditions are satisfied:

•	the merger agreement is terminated by Ricoh or IKON because the merger has not been consummated by February 1, 2009 (or, if applicable, May 1, 2009);

•	prior to such termination a Company Takeover Proposal has been publicly disclosed, announced, commenced, submitted or made, or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal;

•	at the time of such termination the closing conditions in relation to antitrust approvals, the absence of injunctions or restraints prohibiting the merger and the conditions to IKON’s obligation to close are all satisfied;

•	at the time of such termination shareholder approval of the merger has not been obtained; and

•	on or prior to the first anniversary of such termination, IKON consummates, or enters into an agreement for, a Company Takeover Proposal and thereafter (whether before or after such first anniversary) such Company Takeover Proposal is consummated.

For purposes of the above termination fee provisions, all references to 15% in the definition of Company Takeover Proposal are replaced with 50%.

IKON may also be required to pay Ricoh’s expenses, up to a maximum of $16 million, if the merger agreement is terminated due to either a failure to obtain the required shareholder approval at the special meeting, or a breach of the non-solicitation provisions. Any such expenses actually paid by IKON would be credited against the termination fee if the termination fee were also payable.

The Merger Agreement does not provide for a “reverse break up fee” payable to IKON.

DISSENTING SHAREHOLDERS’ RIGHTS

Section 1701.84 of the Ohio Revised Code provides that all of IKON’s shareholders entitled to vote on the adoption of the merger agreement may exercise dissenters’ rights with respect to the merger. Each shareholder who does not vote in favor of adoption of the merger agreement and who complies with all of the requirements of Section 1701.85 of the Ohio Revised Code will be entitled to receive the fair cash value of his, her or its shares upon perfecting their right of appraisal.

The following is a summary of the principal steps a shareholder must take to perfect their dissenters’ rights under the Ohio Revised Code. This summary is qualified by reference to Section 1701.85 and other provisions of the Ohio Revised Code. Any shareholder contemplating exercise of their dissenters’ rights is urged to review carefully the provisions of Section 1701.85 and to consult an attorney, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights. A copy of Section 1701.85 of the Ohio Revised Code is attached to this proxy statement as Annex C and is incorporated herein by reference.

To perfect the right of appraisal, a dissenting shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85:

•	Must be a shareholder of record. A dissenting shareholder must be a record holder of IKON’s common shares on [ • ], 2008, the record date established for determining IKON’s shareholders entitled to vote on the proposal to adopt the merger agreement. Because only shareholders of record on the record date may exercise dissenters’ rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee or other holder and who desires to exercise dissenters’ rights must, in all cases, instruct the record holder of the shares to satisfy all of the requirements outlined under Section 1701.85 of the Ohio Revised Code.

•	Does not vote in favor of the merger agreement. A dissenting shareholder must not vote their shares in favor of the proposal to adopt the merger agreement at IKON’s shareholder meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to IKON signed but not marked to specify voting instructions will be voted in favor of the proposal to adopt the merger agreement and will be deemed a waiver of dissenters’ rights. A dissenting shareholder can revoke their proxy by giving notice of revocation in writing to the Secretary of IKON at 70 Valley Stream Parkway, Malvern, Pennsylvania 19355 or by submitting by mail a new proxy dated after the date of the proxy being revoked. Dissenting shareholders can also revoke their proxy by accessing the internet site stated on the enclosed proxy card or by using the toll-free telephone number stated on the enclosed proxy card. In addition, dissenting shareholders can revoke their proxy by attending the special meeting and revoking your proxy in open meeting, although your attendance at the special meeting alone will not revoke any proxy.

•	File a written demand. Not later than 10 days after the date upon which IKON’s shareholders vote upon the adoption of the merger agreement, any shareholder seeking to perfect the dissenting shareholder’s rights must make a written demand upon IKON for the fair cash value of IKON’s common shares so held by them. A negative vote alone is not sufficient to perfect rights as a dissenter. Any written demand must specify the shareholder’s name and address, the number and class of shares held by them on the record date, and the amount claimed as the “fair cash value” of the shares. IKON will not notify shareholders of the expiration of this 10-day period. Voting against the adoption of the merger agreement is not a written demand as required by Section 1701.85 of the Ohio Revised Code.

•	Deliver certificates for placement of a legend. If IKON so requests, a dissenting shareholder must submit their share certificates to IKON within 15 days of such request for endorsement thereon by IKON that a demand for the fair cash value of the shares has been made. Such a request is not an admission by IKON that a dissenting shareholder is entitled to relief. IKON will promptly return the share certificates to the dissenting shareholder. At the option of IKON, a dissenting shareholder who fails to deliver their certificate upon request from IKON may have their dissenting shareholder’s rights terminated, unless a court for good cause shown otherwise directs.

If IKON and any dissenting shareholder cannot agree upon the fair cash value of the common shares, then either IKON or the dissenting shareholder may, within three months after delivery of the dissenting shareholder’s demand for fair cash value, file a petition in the Court of Common Pleas of Cuyahoga County, Ohio, for a

determination that the shareholder is entitled to exercise dissenters’ rights and to determine the fair cash value of IKON’s common shares. The cost of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, will be assessed as the court considers equitable. “Fair cash value” is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amount specified in the dissenting shareholder’s demand. Fair cash value is determined as of the day before the shareholder meeting to adopt the merger agreement. The amount of the fair cash value excludes any appreciation or depreciation in market value of the shares resulting from the merger. The fair cash value of the shares may be higher, the same as or lower than the market value of the shares on the date of the merger. Shareholders should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to, and do not in any way address, fair cash value under Section 1701.85 of the Ohio Revised Code.

Payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the closing date of the merger. Such payment shall be made only upon simultaneous surrender to IKON of the share certificates for which such payment is made.

A dissenting shareholder’s rights to receive the fair cash value of their common shares of IKON will terminate if:

•	the dissenting shareholder has not complied with Section 1701.85 of the Ohio Revised Code, unless IKON’s Board of Directors waives such failure;

•	the merger is abandoned or is finally enjoined or prevented from being carried out, or IKON’s shareholders rescind their approval and adoption of the merger agreement;

•	the dissenting shareholder withdraws their demand with the consent of IKON by our Board of Directors; or

•	the dissenting shareholder and our Board of Directors have not agreed on the fair cash value per share and neither the dissenting shareholder nor IKON has filed a timely complaint within three months after delivering his, her or its demand for fair cash value in the Court of Common Pleas of Cuyahoga County, Ohio.

All rights accruing from IKON’s common shares, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes a demand for payment with respect to such shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and IKON arising from such demand. During this period of suspension, any dividend or distribution paid on the common shares will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder’s dissenters’ rights are terminated other than by purchase by IKON of the dissenting shareholder’s common shares, then such rights will be restored and all distributions that would have been made, but for the suspension, will be made at the time of termination.

MARKET PRICE OF COMPANY’S STOCK

Our common stock is listed on the NYSE under the trading symbol “IKN”. The following table sets forth the high and low sales prices per share of our common stock on the NYSE for the periods indicated.

	High	Low

Fiscal Year Ended September 30, 2006
First Quarter	$11.06	$9.60
Second Quarter	$14.34	$10.32
Third Quarter	$14.37	$12.15
Fourth Quarter	$14.36	$12.15
Fiscal Year Ended September 30, 2007
First Quarter	$16.85	$13.00
Second Quarter	$17.41	$13.41
Third Quarter	$16.11	$14.00
Fourth Quarter	$16.11	$11.81
Fiscal Year Ending September 30, 2008
First Quarter	$14.36	$10.35
Second Quarter	$12.99	$6.73
Third Quarter	$12.64	$7.60
Fourth Quarter (through [September 2, 2008])	$17.40	$10.78

The closing sale price of our common stock on the NYSE on August 26, 2008, which was the last trading day before we announced the merger, was $15.56. On [ • ], the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $[ • ]. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

As of [ • ], the last trading day before the date of this proxy statement, there were [ • ] shares of our common stock outstanding.

The following table sets forth dividends announced and paid in respect of IKON’s common stock, on a per share basis, for the periods indicated.

Dividends per Share of
IKON Common Stock

Fiscal Year Ended September 30, 2006	$0.04
First Quarter	$0.04
Second Quarter	$0.04
Third Quarter	$0.04
Fourth Quarter	$0.04
Fiscal Year Ended September 30, 2007	$0.04
First Quarter	$0.04
Second Quarter	$0.04
Third Quarter	$0.04
Fourth Quarter	$0.04
Fiscal Year Ending September 30, 2008	$0.04
First Quarter	$0.04
Second Quarter	$0.04
Third Quarter	$0.04
Fourth Quarter (through [September 2, 2008])	$0.04

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows how much of our common stock was beneficially owned as of August 31, 2008 (unless a different date is indicated) by (i) each director, (ii) each executive officer named in the summary compensation table of the proxy statement for our annual meeting, (iii) each person known by us to beneficially own more than 5% of our common stock, and (iv) all directors and executive officers as a group.

Also see “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 21.

Unless otherwise noted, each person has sole voting and investment power over the shares shown as beneficially owned.

	(a)		(b)
	Amount and Nature of Beneficial		Percentage of
Name	Ownership(22)		Ownership(23)

Executive Officers
Matthew J. Espe	1,709,294	(1)	1.78%
Jeffrey Hickling	69,910	(2)	*
David Mills	215,242	(3)	*
Robert F. Woods	203,528	(4)	*
Brian D. Edwards	23,799	(5)	*
Directors			—
Philip Cushing	136,827	(6)	*
Thomas R. Gibson	231,270	(7)	*
Richard A. Jalkut	271,157	(8)	*
Arthur Johnson	226,724	(9)	*
Kurt M. Landgraf	183,316	(10)	*
Gerald Luterman	83,060	(11)	*
William E. McCracken	79,277	(12)	*
William L. Meddaugh	74,128	(13)	*
Hellene S. Runtagh	37,946	(14)	*
Anthony Terracciano	125,354	(15)	*
All current directors and executive officers as a group	3,670,832	(16)	3.77%
Other beneficial owners
State Street Global Advisors Ltd. 770 Sherbrooke Street West, Suite 1200 Montreal, Quebec, Canada H3A 1G1	12,009,045	(17)	12.73%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	7,689,275	(18)	8.15%
LSV Asset Management 1 N. Wacker Drive Suite 4000 Chicago, IL 60606	5,689,538	(19)	6.03%
Hotchkis and Wiley Capital Management, LLC 725 South Figueroa Street, 39th Floor Los Angeles, CA 90017	5,354,095	(20)	5.68%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10104	5,337,905	(21)	5.66%

*	Less than 1% of IKON’s total outstanding common stock.

(1)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 1,503,563 shares of common stock. Also includes 1,636 plan shares held in the Retirement Savings Plan, as to which Mr. Espe shares voting power with the Retirement Savings Plan trustee, 126,899 shares held by the rabbi trust under the Executive Deferred Compensation Plan (the “Executive Plan”) and 2,000 shares held in a family trust for which Mr. Espe serves as trustee. Excludes stock equivalents issued under the Executive Plan, including stock equivalents under the Management Stock Purchase Plan (the “MSPP”).

(2)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 64,839 shares of common stock. Also includes 5,071 restricted stock units vesting within 60 days. Excludes stock equivalents issued under the Executive Plan, including stock equivalents under the MSPP.

(3)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 178,672 shares of common stock. Also includes 5,071 restricted stock units vesting within 60 days.

(4)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 137,034 shares of common stock. Also includes 27,731 restricted stock units vesting within 60 days. Excludes stock equivalents issued under the Executive Plan, including stock equivalents under the MSPP.

(5)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 23,799 shares of common stock, and based solely on information known to IKON as of September 10, 2008.

(6)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 96,521 shares of common stock and 27,051 deferred stock units granted under the Amended and Restated 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (the “2000 Directors’ Plan”) and the 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (the “2003 Directors’ Plan”), which have since been merged into the IKON Office Solutions, Inc. 2006 Omnibus Equity Compensation Plan (the “Omnibus Plan”), and the Omnibus Plan. Mr. Cushing does not have voting or investment power over his deferred stock units.

(7)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 134,860 shares of common stock and 50,924 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan, which have since been merged into the Omnibus Plan, and the Omnibus Plan. Mr. Gibson does not have voting or investment power over his deferred stock units.

(8)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 187,839 shares of common stock and 46,859 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan, which have since been merged into the Omnibus Plan, and the Omnibus Plan. Mr. Jalkut does not have voting or investment power over his deferred stock units.

(9)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 153,167 shares of common stock and 50,412 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan, which have since been merged into the Omnibus Plan, and the Omnibus Plan. Mr. Johnson does not have voting or investment power over his deferred stock units.

(10)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 104,948 shares of common stock and 51,334 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan, which have since been merged into the Omnibus Plan, and the Omnibus Plan. Mr. Landgraf does not have voting or investment power over his deferred stock units.

(11)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 44,299 shares of common stock and 25,045 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan, which have since been merged into the Omnibus Plan, and the Omnibus Plan. Mr. Luterman does not have voting or investment power over his deferred stock units.

(12)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 47,730 shares of common stock and 24,669 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan, which have since been merged into the Omnibus Plan, and the Omnibus Plan. Mr. McCracken does not have voting or investment power over his deferred stock units.

(13)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 44,299 shares of common stock and 21,946 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan, which have since been merged into the Omnibus Plan, and the Omnibus Plan. Mr. Meddaugh does not have voting or investment power over his deferred stock units.

(14)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 25,266 shares of common stock and 8,680 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan, which have since been merged into the Omnibus Plan, and the Omnibus Plan. Ms. Runtagh does not have voting or investment power over her deferred stock units.

(15)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 51,930 shares of common stock and 35,791 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan, which have since been merged into the Omnibus Plan, and the Omnibus Plan. Mr. Terracciano does not have voting or investment power over his deferred stock units.

(16)	Includes stock options (exercisable as of August 31, 2008 or within 60 days thereof) to purchase 2,798,766 shares of common stock and includes 37,873 restricted stock units and 342,675 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan, which have since been merged into the Omnibus Plan, and the Omnibus Plan. Also includes 1,636 plan shares held in the Retirement Savings Plan, as to which certain executive officers share voting power with the Retirement Savings Plan trustee, 126,899 shares held by the rabbi trust under the Executive Plan, and 2,000 shares held in a family trust for which Mr. Espe serves as trustee.

(17)	As of June 30, 2008, and based solely on a Form 13F filed with the SEC on August 13, 2008 by State Street Global Advisors Ltd.

(18)	As of June 30, 2008, and based solely on a Form 13F filed with the SEC on August 1, 2008 by Dimensional Fund Advisors, Inc.

(19)	As of June 30, 2008, and based solely on a Form 13F filed with the SEC on August 15, 2008 by LSV Asset Management.

(20)	Based solely on a Schedule 13G filed with the SEC on September 10, 2008 by Hotchkis and Wiley Capital Management, LLC (“Hotchkis LLC”) and Hotchkis and Wiley Mid-Cap Value Fund. The filing indicates that as of September 10, 2008, Hotchkis LLC had sole voting power for 4,137,795 shares, shared voting power for no shares, sole dispositive power for 5,354,095 and shared dispositive power for no shares.

(21)	As of June 30, 2008, and based solely on a Form 13F filed with the SEC on August 14, 2008 by AllianceBernstein L.P.

(22)	Includes shares acquirable within 60 days (including stock options vesting on or before October 30, 2008, restricted stock units vesting on or before October 30, 2008 and all outstanding deferred stock units). Includes shares issued pursuant to the International Management Stock Purchase Plan (the “IMSPP”) but excludes stock equivalents issued under the MSPP. Also, does not include shares to be acquired upon conversion of accrued dividend equivalents and reinvestment of dividends.

(23)	Percentage based on 94,327,486 shares of IKON’s common stock outstanding as of August 31, 2008.

GENERAL AND OTHER MATTERS

Expenses of Solicitation

The cost of soliciting proxies will be borne by IKON. Employees of IKON may solicit proxies personally or by telephone without additional compensation. Upon request, we will pay the reasonable expenses incurred by record holders of IKON’s common stock who are brokers, dealers, banks, or voting trustees, or their nominees, for mailing proxy materials and annual shareholder reports to the beneficial owners of the shares they hold of record. In addition to solicitation by mail and by employees, we have made arrangements with D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting and IKON will pay D.F. King & Co., Inc. a fixed fee of $10,000 plus an additional fee of $4.50 per incoming and outgoing telephone contact and telecom charges, up to a maximum total fee of $12,000. IKON will also reimburse D.F. King & Co., Inc. for its reasonable out-of-pocket expenses.

Multiple Shareholders Sharing One Address

In order to reduce printing costs and postage fees, IKON has adopted the process called “householding” for mailing this proxy statement to “street name holders,” which refers to shareholders whose shares are held in a brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of this proxy statement, unless IKON receives contrary instructions from a street name holder at that address. IKON will continue to mail a proxy card to each shareholder of record.

If you prefer to receive multiple copies of this proxy statement at the same address, you may obtain additional copies by writing to our transfer agent, National City Bank at 4100 West 150th Street, LOC 01-5352, Cleveland, OH 44135, or by calling 1-800-622-6757. Eligible shareholders of record receiving multiple copies of this proxy statement can request householding by contacting IKON in the same manner.

Communications with the Board of Directors

Shareholders and other interested parties may communicate with IKON’s Board of Directors, including the non-employee directors, by sending a letter to an individual director or to IKON’s Board of Directors, to: IKON Board of Directors, c/o Secretary, 70 Valley Stream Parkway, Malvern, Pennsylvania 19355. All shareholder communications received by the Secretary will be delivered to one or more members of the Board of Directors as appropriate, who shall be determined by the Secretary. Notwithstanding the foregoing, the Secretary will maintain, for a period of two years following the receipt of any communication, for the benefit of the Board of Directors, a record of all shareholder communications received in compliance with this policy. Members of the Board of Directors may review this record of shareholder communications upon their request to the Secretary. In addition, any receipt of any accounting, internal controls, or auditing-related complaints or concerns will be directed to the Audit Committee in accordance with the Audit Committee’s Policy for the Receipt, Retention, and Treatment of Accounting, Internal Accounting Controls and Auditing Complaints, and the Confidential, Anonymous Submission of Accounting-Related Concerns. A copy of this policy is available on IKON’s internet site, www.IKON.com, by clicking on “About IKON” and then clicking on “Board of Directors.” Shareholders can also obtain a copy of the Audit Committee’s policy by sending a request to the Secretary at the address noted above.

Shareholder Proposals

IKON held its 2008 annual meeting of shareholders on February 27, 2008. In light of the expected timing of the Merger, IKON does not currently expect to hold an annual meeting of its shareholders in 2009. However, if IKON holds an annual meeting of shareholders in 2009, shareholders may submit proposals on matters appropriate for shareholder action at IKON’s annual meetings consistent with Ohio law and the regulations adopted by the SEC.

If IKON holds an annual meeting of shareholders in 2009, for shareholder proposals to be considered by the Board of Directors for inclusion in the proxy materials for the 2009 annual meeting of shareholders, they must be received by IKON’s Secretary on or before September 20, 2008. If a shareholder does not seek inclusion of a proposal in the proxy materials and submits the proposal not in reliance on the process described in Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, the proposal must be received by IKON’s Secretary on or before December 4, 2008. If the proposal is not received by that date, the Board of Directors will be allowed to use its discretionary voting authority as to the proposal when it is raised at the annual meeting. All proposals should be addressed to IKON Office Solutions, Inc. at 70 Valley Stream Parkway, Malvern, Pennsylvania 19355, Attention: Secretary. Nothing in this paragraph shall be deemed to require us to permit presentation of a shareholder proposal or to include in IKON’s proxy materials relating to the 2009 annual meeting of shareholders any shareholder proposal that does not meet all of the requirements for presentation or inclusion established by IKON’s Code of Regulations and/or the regulations of the SEC in effect at that time.

Other Matters

As of the date hereof, IKON knows of no other business that will be presented for consideration at the special meeting. However, the enclosed proxy card confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters as to which IKON’s Board of Directors did not have notice by {•}, 2008; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this proxy and such nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and the proxy card pursuant to Exchange Act Rule 14a-8 or Exchange Act Rule 14a-9; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the internet site maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

We incorporate by reference into this proxy statement any current reports on Form 8-K filed by us pursuant to the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request addressed to Maryanne Messenger, IKON Shareholder Services, 70 Valley Stream Parkway, Malvern, Pennsylvania 19355 or by calling 1-610-296-8000 or from the SEC through the SEC’s internet site at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [ • ]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
Dated as of August 27, 2008
Among
RICOH COMPANY, LTD.,
KEYSTONE ACQUISITION, INC.
and
IKON OFFICE SOLUTIONS, INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER dated as of August 27, 2008, among RICOH COMPANY, LTD., a Japanese corporation (“Parent”), KEYSTONE ACQUISITION, INC., an Ohio corporation (“Sub”) and a direct or indirect wholly owned subsidiary of Parent, and IKON OFFICE SOLUTIONS, INC., an Ohio corporation (the “Company”).

WHEREAS Parent, Sub and the Company desire to merge Sub into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, without par value, of the Company (“Company Common Stock”) not owned by Parent, Sub or the Company shall be converted into the right to receive $17.25 in cash;

WHEREAS Parent wishes to retain certain Company Employees (as defined herein) following the Closing and to continue to benefit from their services and, accordingly, as a condition to Parent’s willingness to enter into the Merger Agreement, Parent has required that the Company enter into retention agreements with such Company Employees that provide for certain payments and benefits following the Closing and will be void and of no further force or effect in the event that the Closing does not occur; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01.  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio General Corporation Law (the “OGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.02.  Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day after the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.  Effective Time.  Prior to the Closing, the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the Secretary of State of the State of Ohio, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the OGCL and shall make all other filings or recordings required under the OGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other date, after the date of the filing of the Certificate of Merger, as Parent and Sub and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04.  Effects.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the OGCL, including, without limitation, Section 1701.82 thereof.

Section 1.05.  Articles of Incorporation and Code of Regulations.  (a) The articles of incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A (or such other form as may be required by applicable Law), and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The code of regulations of Sub as in effect immediately prior to the Effective Time shall be the code of regulations of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07.  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the Constituent Corporations;
Exchange of Certificates

Section 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

(a) Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.  (i) Subject to Sections 2.01(b) and 2.01(d), each issued share of Company Common Stock shall be converted into the right to receive $17.25 in cash, without interest.

(ii) The cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to as the “Merger Consideration”. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

(iii) As provided in Section 2.02(g), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax laws.

(d) Dissent Rights.  (i) Notwithstanding anything in this Agreement to the contrary, to the extent required by the OGCL, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any shareholder who was a record holder of the Company Common Stock as to which such shareholder seeks relief as of the date fixed for determination of shareholders entitled to notice of the Company Shareholders Meeting, and who files with the Company within 10 days after such vote at the Company Shareholders Meeting a written demand to be paid the fair cash value for such shares of Company Common Stock that have not been voted in favor of the proposal to adopt this Agreement at the Company Shareholders Meeting in accordance with Sections 1701.84 and 1701.85 of the OGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), unless and until such shareholder fails to demand payment properly or otherwise waives, withdraws or loses such shareholder’s rights as a dissenting shareholder, if any, under the OGCL. If any such shareholder fails to perfect or otherwise waives, withdraws or loses any such rights as a dissenting shareholder, that shareholder’s Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into only the right to receive at the Effective Time the Merger Consideration, without interest. From and after the Effective Time, each shareholder who has asserted rights as a dissenting shareholder as provided in Sections 1701.84 and 1701.85 of the OGCL shall be entitled only to such rights as are granted under those Sections of the OGCL.

(ii) The Company shall promptly notify Parent of each shareholder who asserts rights as a dissenting shareholder within three business days of receipt of such shareholder’s written demand delivered as provided in Section 1701.85(A)(2) of the OGCL. Prior to the Effective Time the Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to, or settle or offer to settle, any rights of a dissenting shareholder asserted under Section 1701.85 of the OGCL.

Section 2.02.  Exchange of Certificates.  (a) Paying Agent.  Prior to the Effective Time, Parent shall select a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. Parent shall provide, or take all steps necessary to enable and cause the Surviving Corporation to provide, to the Paying Agent immediately following the Effective Time all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure.  As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

(e) No Liability.  None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided that any investment of such cash must be limited to direct, short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government. Any interest and other income resulting from such investments shall be paid to Parent.

(g) Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement (including any payments made in respect of the Dissenting Shares) to any holder of shares of Company Common Stock or any holder of Company Stock Options, Company Restricted Stock, Company Performance Unit Awards, Company RSUs, Company DSUs or Company Stock Equivalents, such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or any holder of Company Stock Options, Company Restricted Stock, Company Performance Unit Awards, Company RSUs, Company DSUs or Company Stock Equivalents, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(h) Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Sub that, except as expressly disclosed in reasonable detail in the reports, schedules, forms, statements and other documents filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) and publicly available after October 1, 2006 and no later than five business days prior to the date of this Agreement (the “Company SEC Documents”) (excluding, in each case, any disclosures in the Company SEC Documents set forth in any risk factor section or in any other section to the extent they are forward looking statements or forward-looking or predictive in nature) or in the applicable section of the letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the “Company Disclosure Letter”):

Section 3.01.  Organization, Standing and Power.  The Company and each Significant Company Subsidiary (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and are not reasonably expected to have a Company Material Adverse Effect. The Company and each Significant Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or is reasonably expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the

Articles of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Articles”), and the Code of Regulations of the Company, as amended to the date of this Agreement (as so amended, the “Company Code of Regulations”), and the comparable articles and organizational documents of each Significant Company Subsidiary, in each case as amended through the date of this Agreement. For purposes of this Agreement, a “Significant Company Subsidiary” means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC, and a “Company Subsidiary” means any subsidiary of the Company.

Section 3.02.  Significant Company Subsidiaries; Equity Interests.  (a) The Company Disclosure Letter lists each Significant Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Significant Company Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b) Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 3.03.  Capital Structure.  The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 2,056,856 shares of preferred stock, without par value (“Company Preferred Stock”). At the close of business on July 31, 2008, (i) 93,760,734 shares of Company Common Stock (which does not include any shares of Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, together with any similar shares granted after the date hereof, the “Company Restricted Stock”)) and no shares of Company Preferred Stock were issued and outstanding, (ii) 55,549,177 shares of Company Common Stock were held by the Company in its treasury, (iii) 18,227,977 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2006 Omnibus Equity Compensation Plan, the 2003 Employee Equity Incentive Plan, the 2003 Non-Employee Directors’ Compensation Plan, the 2000 Executive Incentive Plan, the 2000 Employee Stock Option Plan, the 2000 Non-Employee Directors’ Compensation Plan, the Non-Employee Directors Stock Option Plan, the 1995 Stock Option Plan and the Amended and Restated Long Term Incentive Compensation Plan (the foregoing plans, as may be amended from time to time, collectively, the “Company Stock Plans”), of which (A) 8,108,889 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company (such options, together with any similar options granted after the date hereof, the “Company Stock Options”), (B) 1,428,212 shares of Company Common Stock were subject to restricted stock unit awards with respect to shares of Company Common Stock granted by the Company (such restricted stock unit awards, together with any similar restricted stock unit awards granted after the date hereof, the “Company RSUs”), and (C) 340,245 shares of Company Common Stock were subject to deferred stock unit awards with respect to shares of Company Common Stock granted by the Company (such deferred stock unit awards, together with any similar deferred stock unit awards granted after the date hereof, the “Company DSUs”) and (iv) 461,441 stock equivalents with respect to a share of Company Common Stock were outstanding under the Company’s Executive Deferred Compensation Plan, Management Stock Purchase Program, 1994 Deferred Compensation Plan and 1980 Deferred Compensation Plan (such plans, collectively, the “Specified Deferred Compensation Plans”, and such stock equivalents, together with any similar stock equivalents granted after the date hereof, the “Company Stock Equivalents”). Since July 31, 2008, through the date of this Agreement, there have been no issuances of shares of Company Common Stock or Company Preferred Stock or any other share of capital stock of, or equity or voting interests in, the Company or any Company Subsidiary, any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any shares of Company Common Stock or Company Preferred Stock or any other share of capital stock of, or equity or voting interests in, the Company or any Company Subsidiary or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of the Company Common Stock or the value of the Company or any part thereof granted by the Company or any Company Subsidiary, except for (A) the issuance of shares of Company Common Stock in connection with the exercise of Company Stock Options outstanding on July 31, 2008, (B) the issuance of shares of Company Common Stock in settlement of Company RSUs, Company DSUs and Company Stock Equivalents outstanding on July 31, 2008 and (C) the issuance of

Company Stock Equivalents pursuant to the Specified Deferred Compensation Plans. Except as set forth above, at the close of business on July 31, 2008, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock (other than Company Restricted Stock) are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the OGCL, the Company Articles, the Company Code of Regulations or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above, or in the Retirement Savings Program (the “Company 401(k) Plan”) or the Specified Deferred Compensation Plans, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (x) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (y) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary, other than pursuant to the Company Stock Plans, the Company 401(k) Plan or the Specified Deferred Compensation Plans.

Section 3.04.  Authority; Execution and Delivery; Enforceability.  (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The board of directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend the adoption of this Agreement by the shareholders of the Company.

(c) Subject to the accuracy of Parent’s and Sub’s representations in Section 4.06(c), the only vote of holders of any class or series of Company securities necessary to approve and adopt this Agreement and the Merger is the affirmative vote at the Company Shareholders Meeting of the holders of a majority of the outstanding Company Common Stock on the record date of the Company Shareholders Meeting (the “Company Shareholder Approval”).

Section 3.05.  No Conflicts; Consents, Permits.  (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Articles, the Company Code of Regulations or the comparable articles or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.

(b) No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under (A) the OGCL, (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) Council Regulation (EC) No. 139/2004 of the European Community, as amended (the “EC Merger Regulation”), and (D) the Competition Act (Canada) and the Investment Canada Act of 1985 (Canada) (collectively, the “Canadian Investment Regulations”), (ii) the filing with the SEC of (A) a proxy statement relating to the adoption of this Agreement by the Company’s shareholders (the “Proxy Statement”), and (B) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings as may be required under applicable environmental Laws, (v) such filings as may be required in connection with the taxes described in Section 6.09 and (vi) such other items (A) required solely by reason of the participation of Parent (as opposed to any other third party) in the Merger or (B) that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.

(c) To the knowledge of the Company, except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect: (i) the Company and each of the Company Subsidiaries have all permits, authorizations, approvals, licenses and franchises from Governmental Entities required for the Company and the Company Subsidiaries to conduct their respective businesses as now being conducted (the “Company Permits”), (ii) all of the Company Permits are valid and in full force and effect, (iii) the Company and each of the Company Subsidiaries are in compliance with the terms of the Company Permits and (iv) since January 1, 2005, neither the Company nor any of the Company Subsidiaries has received any notification from any Governmental Entity threatening to suspend, cancel or revoke any Company Permit.

Section 3.06.  SEC Documents; Undisclosed Liabilities.  (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since October 1, 2006, pursuant to Sections 13(a) and 15(d) of the Exchange Act.

(b) As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding unresolved issues with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC. None of the Company Subsidiaries are required to file any form, report or other document with the SEC. The consolidated financial statements of the Company (including, in each case, any related notes and schedules) included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and other rules and regulations of the New York Stock Exchange.

(d) The Company has disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities. To the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the chief executive officer and the chief financial officer of the Company to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f) As of the date hereof, to the Company’s knowledge, since October 1, 2006, the Company has not identified any material control deficiencies. To the Company’s knowledge, its auditors and its chief executive officer and chief financial officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(g) As of the date of this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect.

Section 3.07.  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

Section 3.08.  Absence of Certain Changes or Events.  From September 30, 2007, to the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

(i) any circumstance, state of facts, occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect;

(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock;

(iii) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;

(iv) except in the ordinary course of business consistent with prior practice or as was required under employment agreements included in or described in the Company SEC Documents or the Company Disclosure Letter, (A) any granting by the Company or any Company Subsidiary to any director or executive officer of the Company of any increase in compensation, (B) any granting by the Company or any Company Subsidiary to any such director or executive officer of any increase in severance or termination pay, or (C) any entry by the

Company or any Company Subsidiary into any employment, severance or termination agreement with any such director or executive officer;

(v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

(vi) any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

Section 3.09.  Taxes.  (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and are not reasonably expected to have a Company Material Adverse Effect.

(b) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and are not reasonably expected to have a Company Material Adverse Effect.

(c) The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through September 30, 2006. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes.

(e) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

Section 3.10.  Labor Relations.  Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement, other than any such agreement with a works council or other employee organization that is applicable on a nationwide or industry wide basis, and, in the last three years up to and including the date hereof there have not been, to the knowledge of the Company, any union organizing activities concerning any employees of the Company or any of the Company Subsidiaries that have had, or are reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the last three years up to and including the date hereof, there have been no labor strikes, slowdowns, work stoppages, labor disputes or lockouts pending or, to the knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries that have had, or are reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11.  Employee Benefits.  (a) The Company Disclosure Letter contains a list, as of the date hereof, of all material “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income

Security Act of 1974, as amended (“ERISA”)) (“Company Pension Plans”), material “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans and material Company Benefit Agreements. Each material Company Benefit Plan has been administered in compliance with its terms and applicable Law (including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”)), other than instances of noncompliance that, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of (i) each material Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof) and each material Company Benefit Agreement, in each case, other than any such Company Benefit Plan or Company Benefit Agreement that the Company or any Company Subsidiary is prohibited from making available to Parent as a result of any non-United States applicable Laws relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each such Company Benefit Plan (if any such report was required), (iii) each trust agreement and group annuity contract relating to each such applicable Company Benefit Plan, and (iv) with respect to each such applicable Company Benefit Plan, the most recent actuarial report and financial statements (if any) that are required to be prepared pursuant to applicable Law.

(b) All Company Pension Plans intended to be tax-qualified for United States Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification. Each material Company Pension Plan required by applicable Law to be approved by any foreign Governmental Entity (or permitted to be so approved to obtain beneficial tax status) has been so approved, no such approval has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent approval or application therefor in any respect that would reasonably be expected to adversely affect its approved status.

(c) No material Company Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

(d) None of the Company Benefit Plans is, and, during the six-year period preceding the date of this Agreement, neither the Company nor any Company Subsidiary has sponsored or maintained any plan that is, subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Company, any of the Company Subsidiaries or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (each such person or entity, an “ERISA Affiliate”) participates in, is required to contribute to, or has, during the six-year period preceding the date of this Agreement, incurred or reasonably expects to incur any material liability in connection with any Multiemployer Plan.

(e) With respect to each applicable Company Benefit Plan, (i) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any such Company Benefit Plan or fiduciary thereto or against the assets of any such Company Benefit Plan; (ii) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to any Company Benefit Plan; and (iii) there has been no breach by the Company or any Company Subsidiary of fiduciary duty with respect to any Company Benefit Plan (including violations under Part 4 of Title I of ERISA), that, in the case of each of the foregoing clauses (i) through (iii), has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) With respect to each Company Pension Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, during the six-year period preceding the date of this Agreement: (i) no “accumulated funding deficiency,” if applicable, within the meaning of ERISA Section 302 or Code Section 412 has been incurred, whether or not waived; (ii) none of the Company, any of the Company Subsidiaries or any ERISA Affiliate has any liability for any Lien imposed under ERISA Section 302(f) or Code Section 412(n); (iii) the Pension Benefit

Guaranty Corporation (“PBGC”) has not instituted proceedings or, to the knowledge of the Company, threatened to institute proceedings to terminate any such Company Pension Plan; and (iv) to the knowledge of the Company, no other event or condition has occurred that could reasonably be expected to constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any such Company Pension Plan. During the six-year period preceding the date of this Agreement, none of the Company, any of the Company Subsidiaries or any ERISA Affiliate has incurred, nor, to the knowledge of the Company, are they reasonably expect to incur, any liability to the PBGC with respect to any transaction described in ERISA Section 4069.

(g) There is no Company Benefit Plan or Company Benefit Agreement pursuant to which the Company or any Company Subsidiary is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. No Company Benefit Plan provides for any material increase in benefits or accelerated vesting of benefits upon the occurrence of any of the transactions contemplated by this Agreement, and the value of benefits under any Company Benefit Plan will not be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) The term “Company Benefit Plan” means each Company Pension Plan, “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and bonus, pension, superannuation, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, program or arrangement that is sponsored, maintained, or contributed to by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary would reasonably be expected to incur any liability, in each case, for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, regardless of whether such employee, officer or director performs services for the Company or any Company Subsidiary within or outside the United States, or the dependent of any of them, other than (i) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA)) (a “Multiemployer Plan”), (ii) any plan, program or arrangement mandated by applicable Law or (iii) any Company Benefit Agreement. The term “Company Benefit Agreement” means each individual employment, severance or termination agreement between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, other than (x) any agreement mandated by applicable Law or (y) any Company Benefit Plan.

Section 3.12.  Litigation.  As of the date of this Agreement, there is no claim, investigation, arbitration, suit, action or proceeding (“Legal Proceedings”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or is reasonably expected to have a Company Material Adverse Effect. This Section 3.12 does not relate to labor relations matters, benefits matters, intellectual property matters, and environmental matters, which are the subject of, respectively, Sections 3.10, 3.11, 3.15 and 3.18.

Section 3.13.  Compliance with Applicable Laws.  The Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to employment and employment practices; classification of, and payment to, persons classified by the Company and the Company Subsidiaries as independent contractors, and occupational health and safety, except for instances of noncompliance that, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09, and this Section 3.13 does not relate to labor relations matters, benefits matters, intellectual property matters, and environmental matters, which are the subject of, respectively, Sections 3.10, 3.11, 3.15 and 3.18.

Section 3.14.  Material Contracts.

(a) Section 3.14(a) of the Company Disclosure Letter includes a complete list, as of the date of this Agreement, of each Contract (collectively, the “Company Contracts”), to which the Company or any Company Subsidiary is a party or by which it is bound (other than any Company Contract filed as an exhibit, or incorporated by reference as an exhibit, to the Company SEC Documents) and that is:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) a written Contract, other than any award agreement that is issued pursuant to a Company Stock Plan, that is a Company Benefit Agreement with any employee of the Company or any of the Company Subsidiaries pursuant to which such employee (A) has any rights with respect to a change of control or potential change of control of the Company or of any Company Subsidiary or (B) is entitled to an annual base salary from the Company or any Company Subsidiary that exceeds $300,000, other than those that are terminable by the Company or any of the Company Subsidiaries on no more than thirty days’ notice without material liability or financial obligation to the Company or any of the Company Subsidiaries;

(iii) material to the Company and the Company Subsidiaries, taken as a whole, and that grants a right of first refusal or first offer or similar right or which limits the ability of the Company or any of the Company Subsidiaries to compete or engage in any line of business or to solicit clients, in any geographic area or with any person, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing, engaging or soliciting;

(iv) material to the Company and the Company Subsidiaries, taken as a whole, and that contains “most favored nation” pricing or terms that applies to the Company or any of the Company Subsidiaries that relates to any Contract that involves more than $500,000 in annual revenue or cost to the Company or the Company Subsidiaries;

(v) with GE Capital Corporation, GE Capital Information Technology Solutions, Inc. or their respective affiliates or predecessors (“GE”) pursuant to which GE provides the North American customer financing program for the Company (including all written supplements, waivers, amendments and modifications thereto);

(vi) with or to a labor union, works council or guild (including any collective bargaining agreement), other than any such Contract that is applicable on a nationwide or industry wide basis;

(vii) a Contract between the Company or any Company Subsidiary, on the one hand, and either Canon Inc. or Konica Minolta Holdings Inc. (or any of their respective subsidiaries and/or affiliates), on the other hand, that is material to the conduct of the Company’s sales activities taken as a whole (each such Contract, a “Major Supplier Contract”);

(viii) an indenture, mortgage, promissory note, loan agreement, bond, guarantee of borrowed money, letter of credit or other agreement or instrument representing indebtedness for borrowed money in excess of $10,000,000 or providing for the creation of any encumbrance upon any of the material assets of the Company or its subsidiaries;

(ix) a written Contract with any officer, director or affiliate of the Company or of any Significant Company Subsidiary other than employment, severance or consulting agreements;

(x) a stock purchase, asset purchase or other acquisition agreement entered into since August 1, 2006, for any entity or any business or line of business, and that requires, or required, the payment of consideration by the Company or any Company Subsidiary of more than $5,000,000; or

(xi) with any Governmental Entity, other than those Contracts for the sale of goods or services in the ordinary course of business.

(b) The Company has previously made available to Parent complete and accurate copies of each Company Contract. As of the date of this Agreement, to the knowledge of the Company, all of the Company Contracts are valid, binding and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect is not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries or other parties thereto have violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Contract, except in each case for those violations and defaults which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries and, to the knowledge of the Company, no other party thereto, is in material default under any Major Supplier Contract.

Section 3.15.  Intellectual Property.  The Company owns or has the valid right or license or otherwise has the right to use all IP Rights which are material to the conduct of the business of the Company taken as a whole, including all material Software, free and clear of all Liens other than existing licenses and other agreements entered into in the ordinary course of business with respect to such IP Rights. To the knowledge of the Company, the use, development, marketing, license, sale, provision or furnishing of any product or service which is material to the conduct of the business of the Company taken as a whole, currently developed, marketed, licensed, utilized, sold, provided or furnished by the Company, does not violate any license or agreement between the Company and any third party or infringe or misappropriate any IP Rights of any other party, except in each case for such violations, infringements or misappropriations which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement (i) “IP Rights” means (A) all worldwide intellectual property rights, including patents, patent applications, patent disclosures and related patent rights, trademarks, trademark registrations and applications therefore (including all marks incorporating references to “IKON” and “IKON Office Solutions”), trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, copyrights, copyright registrations and applications therefor, trade secrets, know-how, and other proprietary information, databases and data collections and all rights therein throughout the world, and (B) all rights to sue or make any claims for any infringement, misappropriation or unauthorized use of any of the foregoing rights, and (ii) “Software” means all past and current versions, and any developments in progress, of all of the software material to the conduct of the Company’s business, excluding software that is non-proprietary or readily available for licensing from a software vendor.

Section 3.16.  Owned and Leased Real Properties.  (a) The Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of: (i) the addresses of all real property owned by the Company or any Subsidiary material to the conduct of the business of the Company as a whole (the “Real Estate”); (ii) all loans secured by mortgages encumbering the Real Estate; and (iii) all real property leased, subleased or licensed by the Company or any of the Company Subsidiaries material to the conduct of the business of the Company taken as a whole (collectively “Company Leased Real Property”). The Company and/or the Company Subsidiaries have good and valid title in fee simple to all the Real Estate, free and clear of all Liens of any nature whatsoever, except for Liens which do not, individually or in the aggregate, have or are not reasonably expected to have a Company Material Adverse Effect.

(b) The current use of all land, buildings, structures and improvements on the Real Estate and Company Leased Real Property complies with the requirements of all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations (collectively, “Governmental Regulations”), in the jurisdiction in which such Real Estate or Company Leased Real Property is located, except where noncompliance does not, individually or in the aggregate, have or is not reasonably expected to have a Company Material Adverse Effect.

Section 3.17.  Transactions with Affiliates.  No director or officer of the Company or any of the Company Subsidiaries, nor, to the knowledge of the Company, any Affiliate of such directors or officers, has any material interest in any material property (real or personal, tangible or intangible) used in the business of the Company or any of the Company Subsidiaries.

Section 3.18.  Environmental Matters.  (a) With respect to the Company’s business, as currently conducted, except as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and all Company Subsidiaries have at all times been and are in full compliance with all applicable Environmental Laws; (ii) to the knowledge of the Company, none of the properties currently owned, leased or operated by the Company or the Company Subsidiaries (including soils and surface and ground waters) are contaminated with any Hazardous Substance to an extent that requires the Company or any Company Subsidiary to take responsive remedial action pursuant to Environmental Laws; (iii) since August 1, 2003, neither the Company nor any Company Subsidiary has received any written notice of liability for any contamination by Hazardous Substances generated, transported, stored, treated or disposed by the Company or any Company Subsidiary; (iv) there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging that the Company or any Company Subsidiary is liable for any damages, remediation, or penalties by any person or Government Entity arising out of or relating to any failure to comply with any Environmental Law or exposure of any person to Hazardous Substances; (v) the Company has made available to

Parent complete and correct copies of all material Phase I environmental site assessments conducted since August 1, 2003, and in the Company’s possession regarding the presence or alleged presence of Hazardous Substances at, on, or affecting any property currently or formerly owned or operated by the Company or any Company Subsidiary.

(b) With respect to environmental liabilities relating to the Company’s business as conducted prior to January 1, 1998, all accruals with respect to such environmental liabilities reflected in the financial statements included in the Company SEC Documents are based on the Company’s best estimate of the funds required to satisfy such environmental liabilities.

(c) For purposes of this Agreement: (i) “Environmental Laws” means any United States federal, state, local or non-United States laws relating to (A) pollution or protection of the indoor or outdoor environment, human health as it relates to exposure to Hazardous Substances, or natural resources; (B) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; or (C) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, and (ii) “Hazardous Substances” means (A) any substance, material or waste regulated as a hazardous or toxic substance, material or waste by any Government Entity pursuant to any Environmental Law; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos and radon.

Section 3.19.  Takeover Statutes.  The Company Board, at a meeting duly called and held, has approved to the extent necessary, for purposes of Chapter 1704 of the Ohio Revised Code, the Merger and the acquisition by Parent of the common shares of the Surviving Corporation pursuant to the Merger. Assuming the accuracy of the representations and warranties contained in Section 4.06, as of the date of this Agreement no “fair price”, “business combination”, “moratorium”, “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state will prohibit or impair the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 3.20.  Brokers.  No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co. (“Goldman Sachs”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the Merger.

Section 3.21.  Opinion of Financial Advisor.  The Company has received the opinion of Goldman Sachs, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view to such holders, a signed copy of which opinion shall be provided by the Company to Parent.

ARTICLE IV

Representations and Warranties of Parent and Sub

Parent and Sub, jointly and severally, represent and warrant to the Company that:

Section 4.01.  Organization, Standing and Power.  Each of Parent and Sub is duly organized, validly existing and, in the case of Sub, in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and is not reasonably expected to have a Parent Material Adverse Effect.

Section 4.02.  Sub.  (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) The authorized capital stock of Sub consists of 1500 shares of common stock, without par value, all of which have been duly authorized, validly issued, are fully paid and nonassessable and are indirectly owned by Parent free and clear of any Lien.

Section 4.03.  Authority; Execution and Delivery; Enforceability.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole shareholder of Sub, has adopted this Agreement in accordance with the applicable provisions of the OGCL. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 4.04.  No Conflicts; Consents.  (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub or any of their subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under the HSR Act, the EC Merger Regulation and the Canadian Investment Regulations, (ii) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (iv) compliance with and such filings as may be required under applicable environmental Laws, (v) such filings as may be required in connection with the taxes described in Section 6.09, (vi) filings under any applicable state takeover Law and (vii) such other items as are set forth in the letter, dated as of the date of this Agreement, from Parent to the Company (the “Parent Disclosure Letter”) or the absence of which, individually or in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect.

Section 4.05.  Information Supplied.  None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.06.  Ownership of Company Common Stock.  (a) Neither Parent, Sub nor any of their subsidiaries beneficially owns, directly or indirectly, any Company Common Stock or other securities convertible into, exchangeable into or exercisable for Company Common Stock, or is party to any derivative contract or other arrangement which is based upon or otherwise relating to the market price of Company Common Stock.

(b) There are no voting trusts or other agreements, arrangements or understandings to which Parent, Sub, or any of their subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary; nor are there any agreements, arrangements or understandings to which Parent, Sub, or any of their subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any Company Subsidiary.

(c) Neither Parent nor Sub has beneficially owned during the immediately preceding three years a sufficient number of shares of Company Common Stock that would make it an “interested shareholder” (as such term is defined in Section 1704.01(c)(8) of the Ohio Revised Code) of the Company.

Section 4.07.  Brokers.  No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

Section 4.08.  Financing.  Parent and Sub collectively have funds available sufficient to consummate the Merger on the terms contemplated by this Agreement, and, at the Effective Time, Parent and Sub will have available all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Merger and to perform their respective obligations under this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01.  Conduct of Business.  (a) Conduct of Business by the Company.  Except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent and (2) regular quarterly cash dividends with respect to the Company Common Stock, not in excess of $0.04 per share, with usual declaration, record and payment dates and in accordance with the Company’s past dividend policy, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, pursuant to a net or cashless exercise or tender of shares of Company Common Stock previously owned by such holders, (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (3) the acquisition by the Company of Company Stock Options, Company RSUs, Company DSUs and shares of Company Restricted Stock in connection with the forfeiture of such awards, (4) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan, (5) the acquisition of Company DSUs and Company Stock Equivalents in connection with the settlement of these awards following termination of the holder’s employment or Board service and (6) the extinguishment of rights pursuant to Company Stock Equivalents in connection with the change in a participant’s investment election under a Specified Deferred Compensation Plan;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or

(D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (1) upon the exercise of Company Stock Options and settlement of Company RSUs, Company DSUs and Company Stock Equivalents outstanding on the date of this Agreement, in each case in accordance with their present terms, (2) as required pursuant to any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement, (3) the issuance of Company Stock Equivalents pursuant to the Specified Deferred Compensation Plans and the issuance of Company Common Stock upon settlement of such Company Stock Equivalents, (4) the issuance of up to an additional 50,000 Company Stock Options and 50,000 Company RSUs or Company DSUs pursuant to the Company Stock Plans and the issuance of Company Common Stock upon the exercise of such Company Stock Options and the settlement of such Company RSUs and Company DSUs, (5) as required to avoid any constructive termination without cause, constructive discharge, constructive dismissal, good reason, or other grounds for termination under any agreement between the Company or any Company Subsidiary and any of their respective employees and (6) the issuance of Company DSUs in connection with the payment of dividends on shares of Company Common Stock;

(iii) amend its certificate of incorporation, code of regulations, by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

(v) (A) grant to any officer or director of the Company any increase in compensation, (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, (C) enter into any employment, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend any collective bargaining agreement or Company Benefit Plan, (E) take any action to accelerate any rights, vesting or benefits, or make any material determinations under any collective bargaining agreement or Company Benefit Plan or (F) take or agree to take any action to fund, or in any other way secure the payment of compensation or benefits under, any Company Benefit Plan, or make any material change to any Company Benefit Agreement, except, in the case of the foregoing clauses (A), (B), (C), (D), (E) and (F), (1) in the ordinary course of business consistent with past practice, (2) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other agreement as in effect on the date of this Agreement, (3) as otherwise expressly permitted by this Agreement, (4) for amendments to Company Benefits Plans and Company Benefit Agreements to address Section 409A of the Code (including amendments to allow certain payments and benefits to qualify for an exemption from Section 409A of the Code), or (5) as required to comply with, or avoid a breach of, the Company’s obligations pursuant to Section 5.01(a)(vi); and provided that the foregoing clauses (A), (B) and (C) shall not restrict the Company or any of the Company Subsidiaries from entering into or making available to newly hired employees or to employees, in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) consistent with the compensation and benefits available to newly hired or promoted employees in similar positions;

(vi) having received notice from any “Level 1” or “Level 2” executive officer of circumstances that, if left uncured, would entitle such executive officer to terminate employment with the Company under circumstances that would constitute “constructive termination without cause,” “constructive discharge,” “constructive dismissal,” or “good reason,” (with such terms as defined in the relevant Company Benefit Agreement), fail to take such actions as are reasonably necessary to cure such circumstances within the time periods provided for cure by the Company;

(vii) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in Law or GAAP;

(viii) sell, lease (as lessor), license or otherwise dispose of, or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

(ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue, amend or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any similar arrangement, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any wholly-owned Company Subsidiary, in any case specified in clause (A) or (B) in excess of $500,000;

(x) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $500,000 or, in the aggregate, are in excess of $2,500,000;

(xi) except in the ordinary course of business consistent in all respects with past practice, make or change any material Tax election or settle or compromise any material Tax liability or refund;

(xii) amend, modify, accelerate or prematurely terminate any Company Contract or, except in the ordinary course of business, enter into any new arrangements, agreements, understandings or Contracts that would be “Company Contracts” if the same were in effect on the date of this Agreement;

(xiii) settle or compromise any Legal Proceeding or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any Legal Proceeding;

(xiv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any Company Subsidiary; or

(xv) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions.  The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that is reasonably expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 5.02, any condition to the Merger set forth in Article VII not being satisfied.

(c) Advice of Changes.  The Company shall promptly advise Parent orally and in writing of any change or event that has or is reasonably expected to have a Company Material Adverse Effect.

Section 5.02.  No Solicitation.  (a) From the date of this Agreement until the earlier of the Effective Time and the date this Agreement is terminated, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate, encourage, approve or invite the submission, making or announcement of any Company Takeover Proposal or any inquiry relating to or that may reasonably be expected to lead to any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any inquiries or the making or announcement of any offer or proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal or any related inquiry. Notwithstanding the immediately preceding sentence, prior to the date of the Company Shareholders Meeting, the Company and its Representatives may, in response to a Company Takeover Proposal that (i) was made after the date hereof, (ii) was not solicited by the Company or any Company Subsidiary or any of their respective Representatives and did not otherwise arise or result from (and the making of which did not constitute) a breach by the Company or any other person of this Section 5.02 and (iii) the Company Board has determined in good faith, after consultation with its independent financial advisor, is, or is reasonably likely to lead to, a Superior Company Proposal, and subject to compliance with Section 5.02(d), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement, provided, however, that the Company shall concurrently provide to Parent any information provided to any such person if such information has not previously been provided to Parent, and (y) participate in discussions or negotiations (including solicitation of a revised Company Takeover Proposal) with such person and its Representatives regarding any Company Takeover Proposal; provided, however, that (A) the Company shall give Parent advance notice before first taking any action pursuant to clauses (x) and (y) with respect to such person and (B) the Company and its Representatives shall not take any of the actions described in the foregoing clauses (x) and (y) except to the extent the Company Board shall have determined, in good faith, after consultation with outside counsel, that taking such action with respect to such Company Takeover Proposal is necessary to avoid breaching its fiduciary obligations. Notwithstanding anything to the contrary in this Section 5.02(a), the Company and its Representatives may, in response to any Company Takeover Proposal or other inquiry by any third party, inform such third party of this Section 5.02(a) and, if applicable, advise such third party that the Company may not respond to such Company Takeover Proposal or other inquiry because of this Section 5.02(a).

(b) From the date of this Agreement until the earlier of the Effective Time and the date this Agreement is terminated, the Company shall cause each Company Confidentiality Agreement to be enforced to the maximum extent and shall not, and shall not authorize or permit any Representative of the Company or any Company Subsidiary to, (i) release or permit the release of any person from, or waive or permit the waiver of, any provision of any Company Confidentiality Agreement, or (ii) approve or invite any proposal for which an approval or invitation of the Company is required under the terms of a Company Confidentiality Agreement, except that the Company shall not be required to comply with clause (i) of this sentence in any instance to the extent that the Company Board determines in good faith, after consultation with outside counsel, that such compliance would breach its fiduciary obligations. The Company also shall promptly (and in any event within three business days of the date hereof) request each person that has executed a Company Confidentiality Agreement since January 1, 2008, in connection with the consideration of a possible Company Takeover Proposal, or a possible equity investment in or other strategic transaction with, the Company or any Company Subsidiary, return to the Company, or alternatively to destroy and certify to the Company the destruction of, all confidential information heretofore furnished to such person by or on behalf of the Company or any Company Subsidiary. The Company represents that each Company Confidentiality Agreement that it has executed since January 1, 2008, remains in effect in accordance with its terms and that it has not agreed to terminate or waive any term or provision thereof.

(c) Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if (x) the Company has complied with the provisions of this Section 5.02 and (y) prior to the date of the Company Shareholders Meeting, the Company Board receives a Company Takeover Proposal that has not been withdrawn and determines, in good faith, after consultation with its independent financial advisor, that such Company Takeover Proposal constitutes a Superior Company Proposal and as a result thereof, after consultation with outside counsel, that it is necessary to do so in order to avoid breaching its fiduciary obligations, then the Company Board may withdraw or modify its approval or recommendation of the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Company Proposal; provided, however, that no such withdrawal, modification, approval or recommendation shall be made unless (A) at least six business days have passed following Parent’s receipt of written notice (or four business days in the case of an amendment or modification to a Superior Company Proposal previously provided to Parent) from the Company that the Company Board intends to take such action because of such Superior Company Proposal and copies of all documentation with respect to such Superior Company Proposal (including a copy of the definitive agreement providing for such Superior Company Proposal), or any amendment or modification thereto, (B) during such six-business day period (or four-business period, in the case of an amendment or modification to a Superior Company Proposal) the Company has made itself and its Representatives available to Parent to negotiate and discuss potential amendments to this Agreement as would enable the Company Board to proceed with its recommendation of this Agreement and the Merger and (C) at the end of such period, and taking into account any revised proposal made by Parent during such period, such Superior Company Proposal remains a Superior Company Proposal and the Company Board has again made the determination, in good faith, after consultation with outside counsel, that as a result of the receipt of such Superior Company Proposal it is necessary to do so in order to avoid breaching its fiduciary obligations, then the Company Board may withdraw or modify its approval or recommendation of the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Company Proposal.

(d) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that is reasonably expected to lead to any Company Takeover Proposal and the identity of the person making any such Company Takeover Proposal or inquiry. The Company shall keep Parent fully informed on a current basis of the status of any such Company Takeover Proposal or inquiry (including by providing copies of all written requests, proposals or offers received, any written agreements entered into, and any written revisions or amendments to any of the foregoing; provided, however, that the Company shall not be required to provide such copies to Parent in any instance to the extent that the Company Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to avoid breaching its fiduciary obligations). The Company shall provide Parent at least two business days’ prior notice of any meeting of the Company Board at which the Company Board considers any Company Takeover Proposal or any amendment or modification thereto, including any consideration of whether such Company Takeover Proposal or any amendment or modification or amendment thereto is, or is reasonably likely to lead to, a Superior Company Proposal.

(e) Nothing contained in this Section 5.02 shall prohibit the Company from making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would result in a breach of its obligations under applicable Law. Any action taken by the Company or the Company Board in accordance with this Section 5.02(e) shall not be deemed to be a modification of the Company Board’s approval or recommendation of the Merger and this Agreement.

(f) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate (including any standstill or similar provisions) to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement need not prohibit the making of a Company Takeover Proposal.

“Company Confidentiality Agreement” means any confidentiality, non-solicitation, no-hire, standstill or similar agreement, entered into in contemplation of potential Company Takeover Proposal, to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has rights (other than the Confidentiality Agreement).

“Company Takeover Proposal” means any direct or indirect proposal or offer made by a third party (i) for a merger, joint venture, partnership, consolidation, dissolution, tender offer, recapitalization or other business combination, a liquidation or dissolution, or any other similar transaction involving the Company or any of its subsidiaries, (ii) for the issuance by the Company or any of its subsidiaries of over 15% of its equity securities or (iii) to acquire in any manner, or to lease, license or encumber, beneficial ownership of over 15% of the equity securities or consolidated total assets of the Company or any of its subsidiaries, in each case in one or a series of related transactions and in each case other than the Merger.

“Superior Company Proposal” means any bona fide, unsolicited Company Takeover Proposal to acquire all of the equity securities or all or substantially all of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise, (i) on terms which the Company Board determines in good faith to be more favorable to the holders of Company Common Stock from a financial point of view than the Merger (based on the written opinion, with only customary qualifications, of the Company’s independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement, and the identity and nature of the third party making such proposal and (ii) that is reasonably likely to be completed on a timely basis, taking into account all financial, regulatory, legal and other aspects of such proposal, including any unsatisfied conditions thereto.

(g) Without limiting the generality of the foregoing, the Company agrees that any action inconsistent with any of the provisions of this Section 5.02 by any Company Subsidiary or any Representative of the Company or of any Company Subsidiary, acting in such capacity, shall constitute a breach of this Section 5.02 by the Company.

ARTICLE VI

Additional Agreements

Section 6.01.  Preparation of Proxy Statement; Shareholders Meeting.  (a) The Company shall, at Parent’s request, as soon as practicable (and in any event within 10 business days) following the date of this Agreement , prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after filing with the SEC.

(b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval, and shall take all lawful action to solicit such approval, except to the extent that the Company Board has withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.02(c). The Company shall not adjourn or postpone such meeting, except with Parent’s consent or as required by applicable Law.

Section 6.02.  Access to Information; Confidentiality.  The Company shall, and shall cause each Company Subsidiary to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, (a) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that either party may withhold any document or information to comply with the Antitrust Laws (as defined in Section 6.03(c)) or to avoid liability under any applicable anti-cartel law, whether criminal or civil or the terms of a confidentiality agreement with a third party and (b) use best efforts to cooperate with all reasonable requests of Parent for the purpose of planning the post-Closing integration of Parent and the Company, including (i) directing its executives and officers to use best efforts to assist and cooperate with Parent in undertaking integration planning activities, (ii) if requested by Parent, appointing an overall integration planning coordinator, and designating liaisons for functional and geographic units and (iii) cooperating in communications to and, at Parent’s request, facilitating meetings with customers, suppliers, business partners (including GE) and employees. If any material is withheld by any party pursuant to the proviso in Section 6.02(a)(ii), such party shall inform the other party as to the general nature of what is being withheld, consult, in good faith, with the other party on whether adequate safeguards can be established to permit the exchange of information, and, to the extent any information is subject to a confidentiality agreement, use best efforts to obtain any third party consents required for disclosure. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated May 16, 2008, between the Company and Parent (the “Confidentiality Agreement”). Neither any investigation nor any receipt of information by or on behalf of Parent shall operate as a waiver, or otherwise limit or affect in any respect, any representation or warranty of the Company or any covenant or other provision in this Agreement.

Section 6.03.  Best Efforts; Notification.  (a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 5.02(c), the Company Board approves or recommends a Superior Company Proposal in compliance with Section 5.02, each of the parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (although, in the case of the Company, any material financial or other concession offered in consideration of such a consent, approval or waiver shall be subject to the written prior consent of Parent, not to be unreasonably withheld), (iii) the defending of any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (x) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.02.

(b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Nothing in Section 6.03(a) shall require Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company’s assets or limits on the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations to remove any impediments to the Merger relating to the HSR Act, the EC Merger Regulation, the Canadian Investment Regulation or other antitrust, competition or premerger notification, trade regulation law, regulation or order (“Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws, other than dispositions, limitations or consents, commitments or agreements with respect to the Company’s businesses, assets or operations that in each such case may be conditioned upon the consummation of the Merger, is conducted with Parent’s prior written consent, not to be unreasonably withheld, and that has not had and is not reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(d) To the extent permitted by applicable Law: (i) the parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any of the Antitrust Laws, (ii) each party shall notify the other promptly upon the receipt of any comments from any official of a Governmental Entity in connection with any filings made pursuant to any Antitrust Law or any request by such official for an amendment or supplement to any filings made pursuant to, or information provided to comply with, applicable Law and (iii) to the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it first consults with the other party and, to the extent not prohibited by such Governmental Entity, gives the other party an opportunity to attend and participate.

Section 6.04.  Company Equity Awards and Long-Term Incentive Awards.  (a) As soon as reasonably practicable following the date of this Agreement (and in any event prior to the date of the Company Shareholders Meeting), the Company Board (or, if appropriate, any committee administering any Company Stock Plan or other Company Benefit Plan that provides long-term incentive compensation) shall adopt such resolutions and take such other actions pursuant to its administrative authority under the Company Stock Plans to provide that, at the Effective Time:

(i) each unexercised Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company Stock Option becoming entitled to receive an amount in cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option;

(ii) each share of Company Restricted Stock that is outstanding as of the Effective Time shall become fully vested, with the holder of each such share of Company Restricted Stock becoming entitled to receive an amount in cash equal to the Merger Consideration in accordance with, and subject to, Article II;

(iii) each performance unit award, denominated as $1, granted by the Company that is subject to performance-based vesting or delivery requirements (such performance unit awards, the “Company Performance Unit Awards”) that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company Performance Unit Award becoming entitled to receive an amount in cash equal to the value of the target number of units subject to such Company Performance Unit Award as of the Effective Time;

(iv) each Company RSU that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company RSU becoming entitled to receive an amount in cash equal to the Merger Consideration; and

(v) each Company DSU that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company DSU becoming entitled to receive an amount in cash equal to the Merger Consideration.

Parent shall cause all amounts payable pursuant to this Section 6.04(a), subject to Section 2.02(g), to be paid as promptly as practicable following the Effective Time, without interest; provided, however, that the payment with respect to Company DSUs shall be paid in accordance with the applicable Company Stock Plan governing such Company DSUs. The Company shall provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding equity award or long-term incentive award describing the treatment of such award as provided in this Section 6.04(a).

(b) As of the Effective Time, each Company Stock Equivalent issued under a Specified Deferred Compensation Plan that is outstanding immediately prior to the Effective Time shall cease to represent the right to the equivalent in value and rate of return to a share of Company Common Stock and shall instead be converted into the right to receive an amount in cash equal to the Merger Consideration (such amount, the “Stock Equivalent Amount”). Following the Effective Time, the Surviving Corporation shall credit such Stock Equivalent Amounts, which credits may then be notionally reinvested, in each case in accordance with the terms of the applicable Specified Deferred Compensation Plan, and paid to participants in the Specified Deferred Compensation Plans in accordance with such plans’ terms.

Section 6.05.  Benefit Plans.  (a) For a period of one year after the Effective Time, Parent shall either (i) maintain or cause the Surviving Corporation (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its successors and assigns) to maintain the Company Benefit Plans (other than plans providing for the issuance of Company Common Stock or any derivative securities or otherwise based on the value of Company Common Stock) at the benefit levels in effect as of the Effective Time and to provide other compensation to employees of the Company and the Company Subsidiaries employed by Parent, the Surviving Corporation or any of their respective subsidiaries (the “Company Employees”) that is not less favorable in the aggregate than the compensation provided to such employees by the Company and the Company Subsidiaries as of the Effective Time or (ii) provide or cause the Surviving Corporation (or, in such case, its successors or assigns) to provide compensation and benefits to the Company Employees that, taken as a whole, are substantially comparable in the aggregate to such employees than those provided to such employees as of the Effective Time; provided, that Parent shall not be required to offer to the Company Employees any form of equity compensation awards as a part of such compensation and benefits; provided further that the Company’s current equity compensation programs shall be taken into account when determining substantial comparability.

(b) Without limiting the generality of Section 6.05(a), from and after the Effective Time, the Surviving Corporation shall honor and continue during the one-year period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention and termination policies, programs, agreements or arrangements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law.

(c) Without limiting the generality of Sections 6.05(a) and 6.05(b), during the one-year period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, the Surviving Corporation shall (i) honor and continue the cash incentive compensation plans, including all sales commission plans, maintained by the Company and its Subsidiaries at the Effective Time (the “Incentive Plans”) pursuant to their respective terms as in effect at the Effective Time with respect to all performance periods thereunder commencing prior to and ending after the Effective Time and (ii) at the times prescribed by the Incentive Plans as in effect at the Effective Time, make payments to the Company Employees in accordance with the applicable terms of the Incentive Plans as in effect at the Effective Time.

(d) With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including any vacation, paid time off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to any extent that such recognition would result in any duplication of benefits. Notwithstanding the foregoing, Parent and its subsidiaries shall be required to provide credit for benefit accrual purposes for such service by a Company Employee under a defined benefit pension plan only if (i) such plan is a Company Benefit Plan or (ii) such plan has assumed the assets and/or liabilities of a Company Benefit Plan.

(e) Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its affiliates in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(f) The provisions contained in this Section 6.05 with respect to Company Employees are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including any employee, former employee, or any participant in any Company Benefit Plan (or beneficiary of any of the foregoing), including any right to continued (or resumed) employment with Parent, the Surviving Corporation, or any Company Subsidiary, nor, except as set forth in Sections 6.05(b) and 6.05(c), shall the provisions of this Section 6.05 require Parent, the Surviving Corporation or any Company Subsidiary to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any Company Employee, former Company Employee or any other person.

Section 6.06.  Indemnification.  (a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company’s obligations to indemnify (including all obligations to advance funds for expenses) the current or former directors or officers of the Company and the Company Subsidiaries for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Articles, the Company Code of

Regulations, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the current terms of the Company Articles, the Company Code of Regulations and such individual indemnity agreements.

(b) Prior to the Effective Time, the Company shall, and, if the Company is unable to and so requests to Parent at least 20 business days prior to the Closing, Parent shall cause the Surviving Corporation, as of the Effective Time, to obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any Company Subsidiary by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that the Company shall not, and Parent shall not be required to, make or agree to make premium payments for such “tail” insurance to the extent such premiums exceed 300% of the annual premiums paid by the Company as of the date hereof for D&O Insurance (such 300% amount, the “Maximum Premium”), and in lieu thereof the Company (or Parent, as the case may be) shall obtain the most advantageous policies of directors’ and officers’ insurance obtainable for the Maximum Premium, as reasonably determined by the Company. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, then the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from the Effective Time (or until such time as Parent of the Surviving Corporation is able to obtain the “tail” insurance policies as described above) the D&O Insurance with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed the Maximum Premium. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium, as reasonably determined by Parent. The Company represents to Parent that the Maximum Premium is $7,539,000.

(c) From and after the Effective Time, to the fullest extent permitted by Law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries and any employee of the Company or any Company Subsidiary who acts as a fiduciary under any Company Benefit Plan (each, an “Indemnified Party”) against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly as incurred upon written request, which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party’s duties as an officer or director of the Company or any Company Subsidiary, including with respect to this Agreement and the Merger; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 6.06(c) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of this Agreement, (ii) criminal conduct, (iii) any violation of Federal, state or foreign securities laws or (iv) any action taken primarily for the purpose of personal profit or advantage to which such Indemnified Person was not entitled.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.06.

(e) The obligations under this Section 6.06 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.06 applies without the consent of such affected indemnitee. It is expressly agreed that the indemnitees to whom this Section 6.06 applies shall be third-party beneficiaries of this Section 6.06 and shall be entitled to enforce the covenants contained herein.

Section 6.07.  Fees and Expenses.  (a) Except as provided below, all fees and expenses incurred in connection with the Merger and this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Company shall pay to Parent a fee of $66,700,000 (the “Termination Fee”) if: (i) the Company terminates this Agreement pursuant to Section 8.01(e) or (ii) Parent terminates this Agreement pursuant to Section 8.01(c).

(c) If this Agreement is terminated by Parent or the Company pursuant to Sections 8.01(b)(iii) or 8.01(d), then the Company shall promptly upon request made from time to time by Parent reimburse Parent, up to an aggregate maximum of $16,000,000, for all reasonable and documented expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been incurred and paid or that may be incurred or become payable by or on behalf of Parent or any of its subsidiaries in connection with this Agreement, including all such expenses in connection with (i) the preparation, negotiation and performance of this Agreement and all related agreements, (ii) any financing arrangements pursued by Parent or Sub in connection therewith, and (iii) Parent’s due diligence investigation with respect to the Company and the Company Subsidiaries.

(d) The Company shall pay to Parent the Termination Fee, less any amounts actually paid pursuant to Section 6.07(c), if all of the following four conditions are met: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(iii) or 8.01(d), (ii) prior to the Company Shareholders Meeting a Company Takeover Proposal has been publicly disclosed, announced, commenced, submitted or made, or any person has publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, and, as of the date five business days prior to the date of the Company Shareholders Meeting, such Company Takeover Proposal or announced intention has not been publicly withdrawn without qualification, (iii) at the Company Shareholders Meeting the Company Shareholder Approval is not obtained and (iv) on or prior to the first anniversary of such termination, either (A) a Company Takeover Proposal is consummated or (B) a definitive agreement relating to a Company Takeover Proposal is entered into and thereafter (whether before or after such first anniversary) such Company Takeover Proposal is consummated. For purposes of this Section 6.07(d), all references to “15%” in the definition of Company Takeover Proposal shall be replaced with “50%”.

(e) The Company shall pay to Parent the Termination Fee if all of the following five conditions are met: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(i), (ii) prior to such termination a Company Takeover Proposal has been publicly disclosed, announced, commenced, submitted or made, or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, (iii) at the time of such termination the conditions set forth at Sections 7.01(b), 7.01(c) and 7.03 are satisfied, (iv) at the time of such termination the condition set forth in Section 7.01(a) is not satisfied, and (v) on or prior to the first anniversary of such termination, either (A) a Company Takeover Proposal is consummated or (B) a definitive agreement relating to a Company Takeover Proposal is entered into and thereafter (whether before or after such first anniversary) such Company Takeover Proposal is consummated. For purposes of this Section 6.07(e), all references to “15%” in the definition of Company Takeover Proposal shall be replaced with “50%”.

(f) Any Termination Fee shall be paid in immediately available funds as promptly as practicable, and in any event within two business days, after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of a termination pursuant to Section 6.07(b)(i), in which case, the Termination Fee shall be payable prior to and as a condition to the termination.

(g) The parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement. If the Company fails to pay when due any amount payable under this Section 6.07, then: (i) the Company shall reimburse Parent for all reasonable and documented costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 6.07; and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to other party in full) at a rate per annum of 350 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(h) Notwithstanding anything in this Agreement to the contrary, payment by the Company to Parent of the Termination Fee, in circumstances where the Company is required hereby to pay the Termination Fee pursuant to the relevant Section of this Agreement, shall constitute the sole and exclusive remedy of Parent and Sub with respect to any and all claims, of whatever nature and whenever arising, relating to or arising out of this Agreement or the Merger.

Section 6.08.  Public Announcements.  Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases, public statements or similar announcements, communications, notices and disclosures with respect to this Agreement or the Merger, including announcements, communications, notices and disclosures made to or for shareholders, investors, employees, customers, suppliers and business partners, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, and shall coordinate and cooperate with each other regarding any such press releases, public statements or similar announcements, communications, notices and disclosures.

Section 6.09.  Transfer Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Merger shall be paid by either Sub or the Surviving Corporation, and the Company and the Surviving Corporation shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 6.10.  Shareholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the Merger or this Agreement; provided, however, that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld.

ARTICLE VII

Conditions Precedent

Section 7.01.  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval.  The Company shall have obtained the Company Shareholder Approval.

(b) Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act, the EC Merger Regulation or the Competition Act (Canada) shall have been terminated, waived or shall have expired. In Canada, the Commissioner of Competition, pursuant to the Competition Act (Canada), shall have issued either an Advance Ruling Certificate or “no action” letter to Parent in respect of the Merger, on terms and in a form reasonably satisfactory to Parent. Any consents, approvals and filings under any foreign antitrust or investment control Law, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.

(c) No Injunctions or Restraints.  No order, decree or ruling issued by any Government Entity of competent jurisdiction or other Law preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

Section 7.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company (i) in this Agreement, other than the representations expressly referenced below, shall be true and correct, disregarding all qualifications and exceptions contained therein related to “materiality” or “Company Material Adverse Effect”, other than for such failures to be true and correct that, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect; (ii) in Sections 3.07 and 3.08(i) shall be true and correct in all respects; (iii) in Section 3.03 shall be true and correct in all respects other than for such failures to be true and correct that are de minimis in the aggregate; and (iv) in Sections 3.04, 3.08(ii), 3.08(iii), 3.19 and 3.20 shall be true and correct in all material respects, in each of the above clauses (i) — (iv) as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in such respects as indicated above, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the Company’s chief executive officer or chief financial officer, to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

Section 7.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Sub in this Agreement shall be true and correct, disregarding all qualifications and exceptions contained therein related to “materiality” or “Parent Material Adverse Effect”, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date), other than for such failures to be true and correct that, individually and in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Sub by an authorized person to such effect.

(b) Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Sub by an authorized person to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01.  Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after receipt of Company Shareholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before February 1, 2009, unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal Law, order, decree, judgment, injunction, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger, but in any event not to a date later than May 1, 2009;

(ii) any Governmental Entity of competent jurisdiction issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) if, at the Company Shareholders Meeting or as of any adjournment or postponement thereof, the Company Shareholder Approval is not obtained; or

(iv) if a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.02(a) and 7.02(b), in the case of breaches by the Company, or Sections 7.03(a) and 7.03(b), in the case of breaches by Parent or Sub, not to be satisfied, and such breach is not cured within thirty days after notice thereof or is not capable of being cured prior to February 1, 2009;

(c) by Parent if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent or Sub, or proposes publicly to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger; fails to recommend to the Company’s shareholders that they give the Company Shareholder Approval; approves or recommends, or proposes publicly to approve or recommend, any Company Takeover Proposal (including any Superior Company Proposal); or fails to recommend to the Company’s shareholders, within 10 business days after the commencement of any tender or exchange offer relating to the Company Common Stock, that the shareholders reject such tender or exchange offer;

(d) by Parent if the Company or any Company Subsidiary breaches Section 5.02 in any material respect; or

(e) by the Company, prior to the Company Shareholders Meeting, in accordance with Section 8.05; provided, however, that the Company shall have complied with all provisions thereof and of Section 5.02, including the notice provisions therein.

Section 8.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.15, Section 4.07, the second to last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except that no such termination shall relieve any party hereto from liability for any breach of any representation, warranty or covenant set forth in this Agreement.

Section 8.03.  Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders, (ii) no amendment shall be made to this Agreement after the Effective Time, and (iii) except as provided above no amendment of this Agreement by the Company shall require the approval of the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the shareholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05.  Procedure for Termination.  The Company may terminate this Agreement pursuant to Section 8.01(e) only if (i) the Company Board shall have approved or recommended a Superior Company Proposal in compliance in all material respects with Section 5.02(c) (and has not otherwise breached in any material respect any provision of Section 5.02), (ii) the Company has previously paid the Termination Fee due under Section 6.07(b), and (iii) immediately after the termination of this Agreement the Company enters into a definitive agreement with the person making such Superior Company Proposal providing for such Superior Company Proposal in the form provided to Parent pursuant to Section 5.02(c).

ARTICLE IX

General Provisions

Section 9.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Sub, to:

Ricoh Company, Ltd.
Ricoh Building, 8-13-1, Ginza,
Chuo-ku, Tokyo 104-8222, Japan

Fax: 813-3543-9350
Attention: Takahisa Yokoo, Senior Manager, Regional
Business Support Center, International Business Group

with a copy to:

Morrison & Foerster LLP
Shin-Marunouchi Building, 29th Floor
5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100-0005

Fax: 813-3214-6512
Attention: Ken Siegel, Esq.

(b) if to the Company, to:

IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA 19355-0989
U.S.A.

Fax: 610-408-7264
Attention: Mark Hershey, Senior Vice President, General
Counsel and Secretary

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Fax: 212-474-3700
Attention: Richard Hall, Esq.

Section 9.03.  Definitions.  For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “Company Material Adverse Effect” means any circumstance, state of facts, occurrence, event, change, effect or development that, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on (a) the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or consummate the Merger in the manner contemplated by this Agreement; provided, however, that with respect to clause (a) above the effects of any Excluded Event shall not be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect. An “Excluded Event” means any of the following occurring after the date hereof: (i) any change, development, event or occurrence in capital market conditions generally or general economic conditions, in each case in the United States or any foreign jurisdiction, including with respect to interest rates or currency exchange rates, (ii) any change, development, event or occurrence in geopolitical conditions, the outbreak or escalation of hostilities, any act of war or any act of terrorism, (iii) any hurricane, tornado, flood, earthquake or other natural disaster, (iv) any change (or proposed change) in applicable Law or GAAP (or authoritative interpretation thereof), (v) any change in general legal, regulatory, political, economic or business conditions in the imaging and document management industries, (vi) any failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or changes in the market price, credit rating or trading volume of the Company’s securities (it being understood that the underlying facts giving rise or contributing to such failure or change and the other effects thereof shall not be excluded pursuant to this clause (vi)), (vii) the announcement and pendency of this Agreement and the Merger, including any pending or threatened lawsuit, action or proceeding in respect hereof, (viii) any threatened or actual loss of or change in relationship, or other adverse occurrence, with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of the Company or any of the Company Subsidiaries, and (ix) any action or failure to act on the part of the Company, any of the Company Subsidiaries or any of its or their Representatives required by this Agreement (other than as required by the first sentence of Section 5.01(a)) or requested or consented to in writing by Parent, provided, however, that none of the circumstances described in clauses (i) — (v) above shall constitute Excluded Events, and accordingly the circumstances described in such clauses shall be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect, if any such circumstances have, or are reasonably expected to have, alone or in the aggregate, a disproportionate impact on the Company or any Company Subsidiary relative to other companies in the imaging and document management industries.

“knowledge of the Company” means the actual knowledge of the following persons: Matthew Espe, Mark Hershey, Jeffrey Hickling, Tracey Rothenberger, Donna Venable and Robert F. Woods.

A “Parent Material Adverse Effect” means, with respect to Parent and Sub, an effect, event or change which would reasonably be expected to prevent or materially impair or delay the ability of Parent and/or Sub to perform their respective obligations under this Agreement.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

Section 9.04.  Interpretation; Disclosure Letters.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this

Agreement, they shall be deemed to be followed by the words “without limitation”. Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed for each other section of the Company Disclosure Letter to the extent the relevance thereof is reasonably apparent on the face of such disclosure.

Section 9.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement; provided, however, that the Confidentiality Agreement shall remain in force in accordance with its terms until the earlier of the Effective Time and the expiration date provided for in the Confidentiality Agreement, and (b) except for Section 6.06, are not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

Section 9.08.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the provisions of the OGCL are mandatorily applicable to the Merger.

Section 9.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10.  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court sitting in the State of New York located in New York County or, if such Federal court does not have proper jurisdiction, in any New York state court located in New York County, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court sitting in the State of New York located in New York County in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the Merger in any court other than any Federal court sitting in the State of New York located in New York County or, if such Federal court does not have proper jurisdiction, in any New York state court located in New York County, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the Merger.

Section 9.11.  Index of Defined Terms.

Defined Term	Section

Acceptable Confidentiality Agreement	5.02(f)

affiliate	9.03

Antitrust Laws	6.03(c)

Canadian Investment Regulations	3.05(b)(i)(D)

Certificate of Merger	1.03

Certificates	2.02(b)

Closing	1.02

Closing Date	1.02

Code	3.11(a)

Company	Preamble

Company 401(k) Plan	3.03

Company Articles	3.01

Company Benefit Agreement	3.11(h)

Company Benefit Plan	3.11(h)

Company Board	3.04(b)

Company Code of Regulations	3.01

Company Common Stock	Preamble

Company Confidentiality Agreement	5.02(f)

Company Contracts	3.14(a)

Company Disclosure Letter	Article III Preamble

Company DSUs	3.03(iii)(C)

Company Employees	6.05(a)(i)

Company Leased Real Property	3.16(a)(iii)

Company Material Adverse Effect	9.03

Company Pension Plans	3.11(a)

Company Performance Unit Awards	6.04(a)(iii)

Company Permits	3.05(c)(i)

Company Preferred Stock	3.03

Company Restricted Stock	3.03(i)

Company RSUs	3.03(iii)(B)

Company SEC Documents	Article III Preamble

Company Shareholder Approval	3.04(c)

Company Shareholders Meeting	6.01(b)

Defined Term	Section

Company Stock Equivalents	3.03(iv)

Company Stock Options	3.03(iii)(A)

Company Stock Plans	3.03(iii)

Company Subsidiary	3.01

Company Takeover Proposal	5.02(f)

Confidentiality Agreement	6.02

Consent	3.05(b)

Contract	3.05(a)(ii)

D&O Insurance	6.06(b)

Dissenting Shares	2.01(d)(i)

EC Merger Regulation	3.05(b)(i)(C)

Effective Time	1.03

Environmental Laws	3.18(c)(i)

ERISA	3.11(a)

ERISA Affiliate	3.11(d)

Exchange Act	3.05(b)(ii)(B)

Exchange Fund	2.02(a)

Excluded Event	9.03

GAAP	3.06(b)

GE	3.14(a)(v)

Goldman Sachs	3.20

Governmental Entity	3.05(b)

Governmental Regulations	3.16(b)

Hazardous Substances	3.18(c)(ii)

HSR Act	3.05(b)(i)(B)

Incentive Plans	6.05(c)(i)

Indemnified Party	6.06(c)

International Plan	3.11(i)

IP Rights	3.15

Judgment	3.05(a)(iii)

knowledge of the Company	9.03

Law	3.05(a)(iii)

Lease	3.16(a)

Legal Proceedings	3.12

Defined Term	Section

Liens	3.02(a)

Losses	6.06(c)

Major Supplier Contract	3.14(a)(vii)

Maximum Premium	6.06(b)

Merger	Preamble

Merger Consideration	2.01(c)(ii)

Multiemployer Plan	3.11(h)(i)

OGCL	1.01

Parent	Preamble

Parent Disclosure Letter	4.04(b)(vii)

Parent Material Adverse Effect	9.03

Paying Agent	2.02(a)

PBGC	3.11(f)(iii)

person	9.03

Proxy Statement	3.05(b)(ii)(A)

Real Estate	3.16(a)(i)

Representatives	5.02(a)

Sarbanes Oxley Act	3.06(c)(i)

SEC	Article III Preamble

Significant Company Subsidiary	3.01

Software	3.15

Specified Deferred Compensation Plans	3.03(iv)

Stock Equivalent Amount	6.04(b)

Sub	Preamble

subsidiary	9.03

Superior Company Proposal	5.02(f)

Surviving Corporation	1.01

Tax Return	3.09(e)

Taxes	3.09(e)

Termination Fee	6.07(b)

Transfer Taxes	6.09

Voting Company Debt	3.03

[Space left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

RICOH COMPANY, LTD.,

by /s/ Kazuo Togashi
Name:   Kazuo Togashi

Title:	Senior Vice President

KEYSTONE ACQUISITION, INC.,

by /s/ Katsumi Yoshida
Name:   Katsumi Yoshida

Title:	President

IKON OFFICE SOLUTIONS, INC.,

by /s/ Matthew J. Espe
Name:   Matthew J. Espe

Title:	Chairman and Chief Executive Officer

[Agreement and Plan of Merger - Signature Page]

Annex B

August 27, 2008

Board of Directors
IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, Pennsylvania 19355

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, no par value (the “Shares”), of IKON Office Solutions, Inc. (the “Company”) of the $17.25 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 27, 2008 (the “Agreement”), among Ricoh Company, Ltd. (“Ricoh”), Keystone Acquisition, Inc., a wholly owned subsidiary of Ricoh (“Acquisition Sub”), and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Ricoh and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time. We also may provide investment banking and other financial services to the Company, Ricoh and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 31, 2007; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management and approved for our use by the Company (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the office equipment and document services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

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Board of Directors
IKON Office Solutions, Inc.
August 27, 2008

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $17.25 per Share in cash to be paid to the holders of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company or Ricoh; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Ricoh, or class of such persons in connection with the Transaction, whether relative to the $17.25 per Share in cash to be paid to the holders of Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $17.25 per Share in cash to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

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Annex C

SECTION 1701.85 OF THE OHIO REVISED CODE

1701.85 Dissenting shareholders—compliance with section—fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

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(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a)	The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

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(b)	The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c)	The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d)	The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Effective Date: 07-01-1994; 10-12-2006

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